    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 2003


                      REGISTRATION STATEMENT NO. 333-104815

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                               AMENDMENT NO. 5 TO
                                   FORM SB-2/A


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ===========================

                          CORPORATE ROAD SHOW.COM INC.
                          ----------------------------
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


           NEW YORK                          7812                    11-3516358
           --------                          ----                    ----------
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)


                            =======================

          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                80 ORVILLE DRIVE
                                    SUITE 100
                             BOHEMIA, NEW YORK 11716
                               TEL: (631) 244-1555
                               FAX: (631) 244-1554


                         (AGENT FOR SERVICE OF PROCESS)

                                MR. FRANK FERRARO
                                80 ORVILLE DRIVE
                                    SUITE 100
                             BOHEMIA, NEW YORK 11716
                               TEL: (631) 244-1555


(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

                                80 ORVILLE DRIVE
                                    SUITE 100
                             BOHEMIA, NEW YORK 11716
                               TEL: (631) 244-1555
                               FAX: (631) 244-1554

                            =======================


                                   COPIES TO:
                           WILLIAM S. ROSENSTADT, ESQ.
                    RUBIN, BAILIN, ORTOLI, MAYER & BAKER LLP
                                405 PARK AVENUE,
                          NEW YORK, NEW YORK 10022-4405
                               TEL: (212) 935-0900
                               FAX: (212) 826-9307


                            =======================

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
================================== ================ ======================== ========== ========== =================
                                                    Proposed Maximum         Proposed    Maximum   Amount of
Title    of   Each    Class    of  Amount   to  be  Offering Price Per       Aggregate   Offering  Registration Fee
Securities to be Registered        Registered       Security                 Price(1)
Common Stock, $0.0001 par
value, to be registered by Issuer     2,000,000             $1.00                 $2,000,000       $184
Common Stock,  $0.0001 par value,
to  be   registered   by  Selling
Shareholder                             500,000             $1.00                  $ 500,000       $46
================================== ================ ======================== ===================== =================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act").



         WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE HAVE FILED A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is not complete and is subject to change. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities in any state where the offer of sale is not prohibited.



                 SUBJECT TO COMPLETION, DATED NOVEMBER 24, 2003
                             PRELIMINARY PROSPECTUS



                                2,500,000 Shares
                          CORPORATE ROAD SHOW.COM INC.

                                  Common Stock

         Corporate Road Show.com Inc. is offering 2,000,000 shares of common stock, $.0001 par value, which as of this date have not been issued. Subject to certain restrictions one of our shareholders, the selling shareholder, is offering to sell 500,000 shares of our common stock held by him. We will not receive any proceeds from the sale of the shares of common stock being offered by the selling shareholder

         The shares of our common stock which will be offered and sold by us on a self-underwritten basis will be sold by using our officers, directors, or, at our discretion, by participating broker-dealers licensed by the National Association of Securities Dealers, Inc. at a price per share of $1.00. At this time we have not identified any one entity to purchase our shares of common stock. We are not required to sell a minimum amount in this offering and funds received by us from this offering will not be placed into an escrow account. Although the selling shareholder paid $1.00 per share, it should be noted that there is no restriction requiring him to sell his shares at a price above $1.00 per share. However, until our securities are quoted on the OTC Bulletin Board, the selling shareholder has agreed to sell his shares at a price of $1.00. Therefore, the risk exists that shares offered by such individual may be sold to the public at prices below our offering price.

         Prior to this offering, there has been no public market for the common stock. Our offering will commence on the date of this prospectus and will continue until the earlier of _______________ [18 months after effectiveness], all of the shares offered are sold, or we otherwise terminate the offering.


                           --------------------------

         The shares of common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on Page 5 before you decide to purchase any of the common stock.

                           --------------------------

                                      Price Per Share        Aggregate Price          Proceeds to Us
                                      ---------------        ---------------          --------------
  Common  Stock  Offered  by the            $1.00              $2,000,000.00            $1,900,000.00
  Registrant
  Common  Stock  Offered  by the            $1.00                $500,000.00                        0
  Selling Shareholder

         In the event that we engage a broker-dealer to sell some or all of our shares, we anticipate paying a commission of no more than ten (10%) percent which would reduce our proceeds by $200,000 if all 2,000,000 shares were sold subject to such commission.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            -------------------------

         Until________________, [90 days after effectiveness] all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to any dealers' obligation to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.



               THE DATE OF THIS PROSPECTUS IS [NOVEMBER 24, 2003]



                                TABLE OF CONTENTS

Prospectus Summary...............................................................................................1
The Offering.....................................................................................................3
Summary Financial Data...........................................................................................3
Risk Factors.....................................................................................................5
Use of Proceeds..................................................................................................9
Determination of Offering Price.................................................................................11
Dilution........................................................................................................11
Capitalization..................................................................................................13
Dividend Policy.................................................................................................14
Management's Discussion and Analysis and Results of Operations..................................................14
Description of Business.........................................................................................17
Management......................................................................................................27
Code of Ethics..................................................................................................30
Certain Relationships and Related Transactions..................................................................30
Disclosure of Commission Position of Indemnification
for Securities Act Liabilities..................................................................................31
Security Ownership of Certain Beneficial Owners and Management..................................................32
Selling Shareholder.............................................................................................33
Description of Securities.......................................................................................33
Plan of Distribution............................................................................................35
Legal Matters...................................................................................................37
Experts.........................................................................................................38
Where You Can Find More Information.............................................................................38
Financial Statements...........................................................................................F-1

                                      iii

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the securities. You should read the entire prospectus carefully, especially the risks of investing in the securities discussed under "Risk Factors" beginning on page 5.

ABOUT US

         Corporate Road show.com Inc. was initially incorporated on November 1, 1999 in the State of New York (hereinafter "CRS", "we" or "us").

                                  OUR BUSINESS


         Presently, we are an internet based marketing company which produces and hosts corporate videos. Currently our main service is videotaping corporate interviews or events and making the presentations available on the worldwide web via our website www.corporateroadshow.com. Our website serves as a distribution center for companies seeking to showcase their products and market their goods and services to the investment community and general public at large. We have the capabilities to produce high quality but reasonably priced custom-made "live" and "on demand" video and audio productions as we contract a local studio to perform the original video production work and that any interviews that we produce are filmed by an independent video crew that we retain.


         Our fees are scaled depending on the extent of services rendered by us. Fees can vary depending on different needs the client might have for video production. Although we have yet to produce a video with a celebrity interviewer, a client may desire such. In that event, we would anticipate having to charge more based on the hiring of the actor. We also charge extra for traveling out of state or to different locations. In determining our fees for hosting several factors are: the length of the production; number of mega bytes it converts into; the level of streaming (56K,DSL,T-1); and the term of the hosting agreement. Our ISP charges us a monthly fee of $1.00 per mega byte per month. Thus, if a 15minute production translates into 60MB, our hosting cost would be $60 for that month for that video. We have to incorporate these charges in our fees as well.

         Our content can vary depending on the company. Our content in our past, whether it be an interview or presentation has been limited to corporate executives discussing their company and its respective services. In all of our productions we put a general disclaimer on the front page of our website which discloses the number of shares of our clients we have been paid for our services. Only companies that have not paid us for our services are not found in the disclaimer. Regarding our disclaimer, we now have a click thru button to make sure visitors have acknowledged reading the disclaimer before viewing the videos. This same disclaimer is also annexed to the video files.

         In addition to the continued development of our core internet business, we are now poised to begin the second phase of our corporate growth: television production. We believe that by producing a weekly half-hour "investment format" program featuring small to mid-sized companies, we can offer a value added service previously unavailable to that targeted capital market. Initially, we intend to televise such a program in the New York metropolitan region.



TYPICAL INTERNET PRODUCTION


         Once a client has retained us for a video production, we will set up and perform an interview with such client. Such interview will be filmed by an independent video crew that we retain. Generally, the interviewer will be an actor hired by us. After the filming process is complete, the video goes to the edit room for editing, music, title page credits and other production aspects. We then digitize the video for hosting over the Internet. The client then has access to the video on the Internet and can email that video to any data base (ie. shareholders, employees, customers).

SHOW CONCEPT


         Corporate Roadshow Presents is anticipated to be a 1/2 hour infomercial designed to appear as a regular television program showcasing various companies profiling their goods and services. Shot in the field and our studio, Corporate Roadshow Presents will showcase and highlight each participating company. We anticipate that our host, who is undetermined at the moment, will serve to introduce and moderate discussions regarding a particular company, its executives and sales people.


         Corporate Roadshow Presents will appear as a traditional business program. We intend to provide a sophisticated presentation integrating top quality editing, graphics and a fast-paced assortment of segments and commercials, all seamlessly blended together which will provide both entertainment and information for the viewers.


SPONSOR PARTICIPATION


         Corporate Roadshow Presents will allot each sponsoring company or client a minimum of four minutes of programming focused on their company and its product or service in addition to two 30 second commercials or any combination of the 5 minute timeslot as negotiated between CRS and the sponsor. Each sponsors' segment can appear in a variety of formats. We will allow the sponsor to choose a structure most effective for it from a segment spanning the continuous 4 min. time slot to a number of smaller segments profiling the sponsor.


NEW YORK BROADCAST


         Targeted airdate: Second Quarter of 2004. Although we have not yet entered into any formal agreements, we intend to air Corporate Roadshow Presents on major New York television stations. With over 12,000,000 possible viewers and as a world financial center, we believe that penetrating the metropolitan New York marketplace is our most important initial goal. We intend to air the program on weekends, envisioning a Sunday late morning timeslot.


 PROMOTION


         Although the exact formula has yet to be determined, in an attempt to cross promote and drive viewers to our programs, we intend to advertise the broadcast of the show with either 15 or 30 second commercials as available on regional or local cable and broadcast stations preceding the broadcast.


PRODUCTION SCHEDULE


         We anticipate producing a program over a period of three to four weeks either in the studio or from time to time in the field, or a combination of both. This period of time is necessary so that each project can be viewed from start to finish.


EMPLOYEES

         As of September 30, 2003, we had 2 employees which includes managerial and sales positions.

OUR OFFICES

         Our executive offices are located at 80 Orville Drive - Suite 100, Bohemia, New York 11716. Our telephone number is (631) 244-1555.

                                  THE OFFERING

SECURITIES OFFERED BY US

         Shares........................................................2,000,000
         Price Per Share...................................................$1.00

SECURITIES OFFERING BY SELLING SHAREHOLDER

         Shares..........................................................500,000
         Price Per Share...................................................$1.00


         Shares of Common Stock Outstanding After Offering
              assuming maximum number of shares sold...................7,730,000

         We will bear all the costs and expenses associated with the preparation and filing of this registration statement.


ESTIMATED USE OF PROCEEDS

         We intend to use substantially all of the net proceeds from our sale of our shares of common stock for general corporate purposes, including working capital, expansion of sales and marketing activities which include the planned expansion into the television production business. We will not receive any of the proceeds from the sale of those shares being offered by the selling shareholder.

RISK FACTORS

         For a discussion of the risks you should consider before investing in our shares, read the "Risk Factors" section.



                             SUMMARY FINANCIAL DATA

The summary financial information set forth below is derived from the financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.



                          STATEMENT OF OPERATIONS DATA

                                           (Dollar amounts and share data)

                                           Nine Months Ended                  Year Ended
                                             September 30                     December 31
                                      ------------------------           -------------------
                                           2003            2002             2002         2001
                                           ----            ----             ----         ----
Revenues                              $   55,041     $   28,056        $     25,189     $    10,575
Net (Loss)                            $ (176,795)    $  (79,766)       $   (162,951)    $   (28,031)
(Loss) Per
   Common Share                       $     (.03)    $     (.02)       $       (.03)    $      (.01)

Weighted Average Number of
Common Shares Outstanding              5,727,777      5,284,249           5,336,989       5,200,000

                               BALANCE SHEET DATA

                                  September 30, 2003       December 31, 2002

Working Capital (Deficit)             $   (13,161)           $  224,110
Total Assets                          $   113,991            $  293,917
Total Liabilities                     $    36,801            $   10,424
Stockholders' Equity                  $    77,190            $  283,493


See Financial Statements

                                  RISK FACTORS


AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

         Investors could lose their entire investment. Prospective investors should carefully consider the following factors, along with the other information set forth in this prospectus, in evaluating CRS, its business and prospects before purchasing the common stock.

THE TIMING AND AMOUNT OF CAPITAL REQUIREMENTS ARE NOT ENTIRELY WITHIN OUR CONTROL AND CANNOT ACCURATELY BE PREDICTED AND AS A RESULT, WE MAY NOT BE ABLE TO RAISE CAPITAL IN TIME TO SATISFY OUR NEEDS.

         If we do not increase our revenue significantly we will need to procure additional financing by December 31, 2003. If capital is required, we may require financing sooner than anticipated. We have no commitments for financing, and we cannot be sure that any financing would be available in a timely manner, on terms acceptable to us, or at all. Further, any equity financing could reduce ownership of existing stockholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters. If we were unable to obtain financing as needed, we could be bankrupt.

CONCENTRATED OWNERSHIP OF OUR COMMON STOCK MAY ALLOW CERTAIN SECURITY HOLDERS TO EXERT SIGNIFICANT INFLUENCE IN CORPORATE MATTERS WHICH MAY BE ADVERSE TO THE PUBLIC INVESTOR.

     Prior to the offering, Mr. Ferraro, our Chairman and President, owns ninety-one (91%) of our outstanding common stock. If we sell all of the 2,000,000 shares being offered by us, Mr. Ferraro will own approximately 67% of our outstanding shares of common stock. Such concentrated control allows Mr. Ferraro to exert significant influence in matters requiring approval of our stockholders. As Mr. Ferraro holds a majority of the outstanding common stock, he is in a position to direct the corporation in ways which may not ultimately be in the shareholders best interest. For example a control person in Mr. Ferraro's position could enter into business arrangements with third parties affiliated with Mr. Ferraro, which may not be on equal terms with such arrangements with independent third parties.


WE HAVE BEEN INCURRING LOSSES FROM OPERATIONS SINCE OUR INCEPTION IN 1999 AND AT SEPTEMBER 30, 2003 HAD AN ACCUMULATED DEFICIT OF $382,414.

         Stockholders' equity and working capital deficit was $77,190 and $13,161, respectively. Although we believe that our business expansion will be successful and that we will become profitable, no assurance can be given in this regard.

WE COMPETE WITH INVESTOR RELATIONS AND PUBLIC RELATIONS FIRMS, MANY OF WHICH ARE BETTER FINANCED AND HAVE A STRONGER PRESENCE IN THE INDUSTRY THAN OURSELVES.


         As many of our clients have limited resources to apply to public relations or investor relations efforts, we may find ourselves competing with firms offering traditional PR and IR services which may be able to offer services at more competitive prices.

         As many of these firms have significantly stronger name recognition than ourselves, they are in a position to quickly attract public companies which are in need of strong marketing and information campaigns thus adversely impacting our potential pool of clients. Our sales and marketing structure is not proprietary and it would not be difficult for a media company, whether it be on the Internet or traditional medium to offer similar services. Further, entry into the marketplace by new competitors is relatively easy especially considering their existing presences and their greater resources for financing, advertising and marketing. We intend to compete based on our ability to market and sell our services to small and mid-sized public companies on a reasonably priced and personalized basis.

WE HAVE A LIMITED OPERATING HISTORY AND HAVE LOSSES WHICH WE EXPECT TO CONTINUE IN THE FUTURE. AS A RESULT, WE MAY HAVE TO SUSPEND OR CEASE OPERATIONS.

         Although we were incorporated in November 1999, we began operations in earnest in January of 2002. Thus, we have little operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is ($382,414). Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to procure new business and generate revenues.

         Based upon current plans, we expect to incur operating losses in future periods. This will happen because our minimum operating expenses continue to exceed our projected revenues significantly. Our failure to generate sufficient revenues in the future will cause us to suspend or cease operations.

WE ONLY HAVE TWO EMPLOYEES AND AS A RESULT WE ARE DEPENDENT ON THEIR SERVICES AND A LOSS OF EITHER COULD HAVE A MATERIAL ADVERSE EFFECT UPON US.

         Frank Ferraro is our Founder, Chairman and President and Vincent Epifanio is our Senior Vice President and Director of Marketing. Although Mr. Ferraro has an exclusive employment contract with us and is our largest shareholder, there can be no assurance that he will remain with us during the term of his respective contract. In the event that we were to lose Mr. Ferraro as an employee our business operations would cease.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS WHICH MAY RESULT IN A SUBSTANTIAL LOSS OF REVENUE IF SUCH RIGHTS ARE CHALLENGED.

         Although we recently filed a service mark application with the United States Patent and Trademark Office, we have certain intellectual property rights which are not protected including, among others:

         o        Subscriber lists and related information;

         o Content and information provider lists and related information;

         o        Proprietary web site content; and

         o        Content on our news programs.

         To protect our rights to our intellectual property, we will rely on a combination of trademark and copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Effective trademark, copyright and trade secret protection may not be available as many of our productions are and will be available on the Internet. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition.

SYSTEM SLOWDOWNS OR FAILURES COULD HURT OUR BUSINESS.

         In order for our business to be successful, we must provide consistently fast and reliable access to our web site. Unfortunately, slowdowns, breakdowns or failures in our computer and communication systems, or of the Internet generally, are often beyond our control and could jeopardize access to our site at any time. In addition, heavy traffic on our site or on the Internet generally could severely slow access to, and the performance of, our site. Repeated system slowdowns will likely impair our ability to service and maintain the public's access to our clients. Failures of or damage to our computer or communications systems could render us unable to operate our site or even our business for extended periods of time.

AS WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OURSELVES AGAINST SECURITY RISKS, OUR SERVICES MAY BE DISRUPTED OR OUR CUSTOMER PROPRIETARY INFORMATION MAY BE AVAILABLE BY UNAUTHORIZED THIRD PARTIES.

         All Internet businesses are subject to electronic and computer security risks. We have taken steps to protect ourselves from unauthorized access to our systems and use of our site, but we cannot guarantee that these measures will be effective. If our security measures are ineffective, unauthorized parties could alter, misappropriate, or otherwise disrupt our web-based videos. If such unauthorized parties were able to access certain of our or our customers' proprietary information, we would face significant unexpected costs and a risk of material loss, either of which may cause us to cease operations.

THE SELLING SHAREHOLDER MAY COMPETE WITH US IN SELLING COMMON STOCK AND THEREFORE DRIVE THE MARKET PRICE LOWER.

         Our ability to raise additional capital through the sale of our common stock may be harmed by competing re-sales of common stock by the selling shareholder. The selling shareholder may only sell at a price other than the fixed price of $1.00 after we have been listed on the OTC-BB. Sales by the selling shareholder may make it more difficult for us to sell equity or equity-related securities in this offering or in the future at a time and price that we deem appropriate because the selling shareholder may offer to sell his shares of common stock to potential investors for less than we do. Moreover, potential investors may not be interested in purchasing shares of our common stock if the selling shareholder is selling (or even has the ability to sell) his shares of common stock. If we are unable to sell some or all of the shares being issued we may run out of money and cease operations as a result.

TO A SIGNIFICANT EXTENT THE GROWTH OF OUR BUSINESS IS DEPENDENT ON AN INCREASE IN THE PUBLIC'S INTEREST IN THE STOCK MARKET.

         The recent depressed stock market has decreased the public's interest in investment and financial information. If this were to happen, it is likely that we would lose a significant percentage of our then current and potential subscriber base.

BEFORE THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR OUR COMMON STOCK AND IF NO MARKET DEVELOPS, INVESTORS WOULD BE UNABLE TO SELL THEIR SECURITIES.

         We are not sure that a public trading market for our common stock will develop after this offering, or that the public offering price will correspond to the price at which our common stock will trade subsequent to this offering. The stock market has experienced price and volume fluctuations which have resulted in changes in the market prices of stocks of many companies that may not have been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of our common stock following this offering. In addition, the market price of our common stock following this offering may be highly volatile. Factors such as variations in our interim financial results, comments by securities analysts, announcements of technological innovations or new products by us or our competitors, changing market conditions in the industry, changing government regulations, developments concerning our proprietary rights or litigation, many of which are beyond our control, may have an adverse effect on the market price of the common stock.


FROM INCEPTION THROUGH NOVEMBER 2003, MOST OF OUR REVENUES RESULTED FROM THE RECEIPT AND OR SALE OF SECURITIES RECEIVED BY US AS CONSIDERATION FOR SERVICES RENDERED. SUCH MAY LOSE ALL VALUE WE ASCRIBE TO THEM.

         In certain circumstances, we may accept a client's securities as partial payment. Often the securities we receive are unregistered and as a result restricted. As a general rule we must hold restricted securities for one year until we have the ability to sell them. From inception though November of 2003, the majority of our revenues were generated as a result of our receipt of such shares. We have sold approximately $40,000 of the shares we have received to date and have booked the remaining shares at a significantly reduced valuation in comparison to the same company's unrestricted shares. Therefore, there is a risk that during any period in which we must hold a particular security, the securities may be become worthless. If any securities become worth less than our "booked value" we will suffer a loss of revenue as a result of such devaluation.

         In addition to allowing certain clients to pay for all of our services with their securities, we allow certain clients to pay for our services with a combination of cash and restricted securities of theirs. As a result of both situations, we are dependent to varying extents on such companies ability to succeed in the marketplace. Any restricted securities we have received require that a significant period of time elapse between when such securities are received and when they may be sold into the market. In the event that any securities we receive as partial payment decline in value from the time we receive them and we find ourselves in the unfortunate position of needing to raise capital for operations by selling some or all of such securities we may suffer irreparable harm.

PURCHASERS OF THE SHARES OFFERED HEREBY WILL INCUR IMMEDIATE SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF APPROXIMATELY $.75 OR 75% PER SHARE.


         Our present shareholders have acquired their respective equity interests at a cost substantially below the offering price. Accordingly, the public investors will bear a disproportionate risk of loss per share.

WE MAKE ESTIMATES OF OUR FUTURE IN FORWARD-LOOKING STATEMENTS.

         The statements contained in this prospectus that are not historical fact are "forward-looking statements," which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," or "anticipates," the negatives thereof or other variations thereon or comparable terminology, and include statements as to the intent, belief or current our expectations with respect to the future operations, performance or position. These forward-looking statements are predictions. We cannot assure you that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to our business, which, although currently considered reasonable by us, may not be realized. Because of the number and range of the assumptions underlying our forward-looking statements, many of which are subject to significant uncertainties and contingencies beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus. These forward-looking statements are based on current information and expectation, and we assume no obligation to update them at any stage. Therefore, our actual experience and results achieved during the period covered by any particular forward-looking statement may differ substantially from those anticipated. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by us or any other person that these estimates will be realized, and actual results may vary materially. We can not assure that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

THE PENNY STOCK RULES.

         Because we may be subject to the "penny stock" rules, the level of trading activity in our stock may be reduced. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

                                 USE OF PROCEEDS

         The estimated expenses of the distribution, all of which are to be borne by us, are as follows. All amounts are estimates except the Securities and Exchange Commission registration fee:

         Registration Fee.............................  $        230
         Printing and Engraving Expenses..............  $      5,000
         Accounting Fees and Expenses.................  $     25,000
         Legal Fees and Expenses......................  $     60,000
         Transfer Agent's Fees and Expenses...........  $      1,500
         Miscellaneous................................  $      8,270
                                                               -----
                                           Total        $    100,000


         We do not have a firm commitment from any party to purchase any of the shares being offered by us. We intend to sell the shares ourselves or through broker/dealers. The following table discloses the gross proceeds less offering expenses (as detailed above) we would realize from the sale of the related numbers of shares.



                                                                    PERCENTAGE OF OFFERING SOLD
              CLASSIFICATION OF USE                      100%              75%                50%            25%
              ---------------------                      ----              ---                ---            ---
       Sales and Marketing                           $275,000         $200,000           $150,000        $50,000
       Plant and Equipment                            250,000          212,000             75,000         50,000
       Television Show (with airtime)                 500,000          300,000            200,000        100,000
       Web Development                                100,000          154,000            100,000         42,000
       Legal and Accounting                           125,000          100,000             75,000         50,000
       General and Administrative
           Rent (annual)                               50,000           50,000             40,000         21,000
           Phones, Facsimile and IT                    45,000            7,000                 --             --
           Salaries (non-executive)                    30,000           30,000             15,000             --
           Insurance (liability and                    25,000           25,000             20,000         12,000
       health) Working Capital
          Executive and Sales Salaries                300,000          172,000            125,000         25,000
       Broker-Dealer 10% Commission                   200,000          150,000            100,000         50,000
                                               ---------------    -------------     --------------    -----------

       TOTAL                                       $1,900,000       $1,400,000           $900,000       $400,000

         These proceeds are intended to be utilized substantially for working capital and general corporate purposes as well as the costs and expenses associated with our expansion into the network broadcasting arena.


         If we sell less than 25% of the shares being offered we will apply any proceeds in the same percentage breakdown as indicated in the above table giving no priority to any one particular category.

         Regardless of whether we sell any shares of our Common Stock, we have incurred approximately $100,000 in costs and expenses in regards to the preparation of the Registration Statement of which this Prospectus forms a part.

         If we sell the maximum number of shares offered by this Prospectus, the net proceeds to us from this offering are expected to be adequate to fund our working capital needs for at least the next twelve (12) months. Pending maximum use of the proceeds from this offering as set forth above, we may invest all or a portion of such proceeds in sort-term, interest-bearing securities, U.S. Government securities, money market investments and short-term, interest-bearing deposits in major banks. If we sell less than 25% of the securities offered hereby, we will need additional capital to maintain our working capital needs for the next twelve (12) months.


         In the event that we engage a broker-dealer to sell shares in this offering, we would anticipate paying a fee no more than ten (10%) percent of any shares sold by such broker/dealer. The above tables reflect the use of proceeds if no such fees are paid. If we paid such fees than the proceeds for each of the categories found above would be reduced proportionately.

                         DETERMINATION OF OFFERING PRICE

         The offering price has no relationship to any established criteria of value, such as book value or earnings per share. No valuation or appraisal has been prepared for our business and potential business expansion. The offering price was determined arbitrarily.


                                    DILUTION

         The issuance of the 2,000,000 shares will dilute our common stock and may ultimately lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by 7,730,000, the number of outstanding shares of common stock assuming the maximum number of shares being offered by us are sold.


         The net tangible book value of our common stock as of September 30, 2003, was $16,070, or approximately $.00 per share. Thus, as of September 30, 2003, the net tangible book value per share of common stock owned by our current stockholders would have increased by $1,961,000 or $.25 per share after giving effect to this offering (assuming the maximum number of shares being offered are sold) without any additional investment on their part and the purchasers of the shares offered hereby would have incurred an immediate dilution of $.75 per share from the offering price. The following table illustrates this per share dilution and reflects the receipt of varying amounts of proceeds:

                                                  100%               75%              50%              25%
                                                  ----               ---              ---              ---

Public offering price per share of
  common stock offered hereby                    $1.00             $1.00            $1.00            $1.00
                                                 -----             -----            -----            -----

Net tangible book value per share
  before offering                                 0.00              0.00             0.00             0.00

Increase per share attributable to
  new investors                                   0.25              0.20             0.14             0.07
                                                  ----              ----             ----             ----

Adjusted net tangible book value per
  share after this offering                      $0.25             $0.20            $0.14            $0.07
                                                 -----             -----            -----            -----

Dilution to new investors                        $0.75             $0.80            $0.86            $0.93
                                                 =====             =====            =====            =====


         The following tables summarize the relative investments of investors pursuant to this offering and the current shareholders of CRS:


                ASSUMING 100% OF OFFERING (2,000,000 SHARES) SOLD

                                                                 Current              Public
                                                               Stockholders         Investors             Total
                                                              ---------------     ---------------    ----------------
  Number of shares of common stock purchased                     5,730,000           2,000,000          7,730,000
  Percentage of outstanding common stock after offering
                                                                        74%                 26%               100%
  Gross consideration paid                                     $   500,520        $  2,000,000       $  2,500,520
  Percentage of consideration paid                                      20%                 80%               100%
  Average consideration paid                                   $       .09        $       1.00       $        .32


                ASSUMING 75% OF OFFERING (1,500,000 SHARES) SOLD
                                                                 Current              Public
                                                               Stockholders         Investors             Total
                                                              ---------------     ---------------    ----------------

  Number of shares of common stock purchased                     5,730,000           1,500,000          7,230,000
  Percentage of outstanding common stock after offering
                                                                        79%                 21%               100%
  Gross consideration paid                                     $   500,520         $ 1,500,000        $ 2,000,520
  Percentage of consideration paid                                      25%                 75%               100%
  Average consideration paid                                   $       .09         $      1.00        $       .28



                ASSUMING 50% OF OFFERING (1,000,000 SHARES) SOLD
                                                         Current             Public
                                                      Stockholders         Investors             Total
                                                     ----------------    ---------------     ---------------
  Number of shares of common stock purchased            5,730,000           1,000,000           6,730,000
  Percentage of outstanding common stock after
      offering                                                 85%                 15%                100%
  Gross consideration paid                           $    500,520         $ 1,000,000        $  1,500,520
  Percentage of consideration paid                             33%                 67%                100%
  Average consideration paid                         $        .09         $      1.00        $        .22


                 ASSUMING 25% OF OFFERING (500,000 SHARES) SOLD
                                                                 Current              Public
                                                               Stockholders         Investors             Total
                                                              ---------------     ---------------    ----------------
  Number of shares of common stock purchased                     5,730,000             500,000          6,230,000
  Percentage of outstanding common stock after offering
                                                                        92%                 18%               100%
  Gross consideration paid                                    $    500,520         $   500,000       $  1,000,520
  Percentage of consideration paid                                      50%                 50%               100%
  Average consideration paid                                  $        .09         $      1.00       $        .16

         In the future, we may issue additional shares, options and warrants, and we may grant stock options to our employees, officers, directors and consultants under our stock option plan, all of which may further dilute our net tangible book value.


                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2003. This table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.



                               SEPTEMBER 30, 2003

                                     Actual

Stockholders' Equity:

Common Stock, $0.0001 par value,
20,000,000 shares authorized;
5,730,000 issued and outstanding                 $          573

Additional Paid-In Capital                              485,447

Retained Earnings (deficit)                           (382,414)

Accumulated other comprehensive
loss                                                   (26,416)
                                                       -------

Total Stockholders' Equity                               77,190
                                                         ------

Total Capitalization                                 $   77,190
                                                     ==========

                                 DIVIDEND POLICY

Holders of the common stock our entitled to dividends when, as and if declared by our Board of Directors out of funds legally available therefore. We have never declared or paid any cash dividends and currently do not intend to pay cash dividends in the foreseeable future on our shares of common stock. We intend to retain earnings, if any, to finance the development and expansion of our business. Payment of future dividends on our common stock will be subject to the discretion of our Board of Directors and will be contingent on future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends on our common stock will ever be paid.



     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

         We commenced operations on July 1, 2000 through the launching of our website, which serves as our platform for our internet based "live and on demand" audio and video productions of financial road shows, conferences and presentations.

         The following discussion should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus. This discussion may contain forward-looking statements that could involve risks and uncertainties. For additional information see "Risk Factors".

CRITICAL ACCOUNTING POLICIES:

         Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The critical accounting policies that affect our more significant estimates and assumptions used in the preparation of our financial statements are reviewed and any required adjustments are recorded on a monthly basis.

RESULTS OF OPERATIONS:

         Substantial positive and negative fluctuations can occur in our business due to a variety of factors, including variations in the economy, and the abilities to raise capital. As a result, net income and revenues in a particular period may not be representative of full year results and may vary significantly in this early stage of our operations. In addition results of operations, which have fluctuated in the past and may vary in the future, continue to be materially affected by many factors of a national and international nature, including economic and market conditions, currency values, inflation, the availability of capital, the level of volatility of interest rates, the valuation of security positions and investments and legislative and regulatory developments. Our results of operations also may be materially affected by competitive factors and our ability to attract and retain highly skilled individuals.

YEAR ENDED DECEMBER 31, 2002 AND 2001:

         We recognize revenues at the time that all services have been substantially completed. We have received equity securities in certain entities as payments for services provided for these entities. Some of these entities are privately owned, newly formed and have no operating history. Since there is no assurance that these securities are marketable and collectibility is not assured, we do not recognize any revenue upon receipt. Revenue will be recorded at the time the securities are determined to have a monetary value. We also receive restricted securities in publicly traded entities. In such instances, revenue is recorded with a discount of 75% from the market value at the time of receipt since (i) the securities are restricted and (ii) there is no assurance that the value of these securities will be realized. At the time that such securities are able to be sold, we will recognize any resulting gain and/or loss. The amount of shares we will accept in lieu of a portion of a client's cash payment is situation specific. Such amount is never contingent on the success or failure of our efforts.

         We realize revenues from net sales generated by the production of video presentations and increased such revenues by $14,614 to $25,189 in 2002 from $10,575 in 2001. This increase is a result of our marketing efforts and the availability of our services becoming more known to the corporate world. The production costs also increased accordingly. Revenues earned in 2002 include $13,450 in proceeds resulting from the sale of securities received for services rendered. We also received restricted securities in 2002 and recorded such securities using a 75% discount from the market value at the time of receipt in the amount of $11,739.

         Costs and expenses were $188,140 and $38,606 for the years ended December 31, 2002 and 2001, respectively, an increase of $149,534. This increase is reflective of the following: (i) increased executive compensation of $36,000;
(ii) an increase of $13,352 in advertising which increase generated more revenues; (iii) an increase of $78,275 in fees paid to consultants and (iv) an increase of $19,216 in other expenses including insurance and other office expenses.


           With respect to the fees paid to consultants, we paid a $65,000 fee to Five Flags, Inc. as a result of its introduction of various potential clients to the Company. Five Flags, Inc. is not affiliated to CRS or any employee, officer or director of CRS. However, we did not procure any new clients as a result of introductions by Five Flags, Inc. Further, Five Flags, Inc. also received $100,000 as a result of its introduction of the Company to Mr. Eli Weinstein, the selling shareholder. Such amount represented 20% of the gross proceeds of Mr. Weinstein's investment, as agreed, as was reflected as a cost of raising capital and charged against additional paid-in capital. Five Flags merely introduced us to Mr. Weinstein and the consulting and fund raising transactions disclosed in this paragraph were the sole transactions in which we engaged Five Flags or Mr. Weinstein. Mr. Weinstein invested a total of $500,000 in the Company during 2002.

         As a result of the above, the net loss for the year ended December 31, 2002 was $162,951, or $0.03 per share, compared to a net loss of $28,031 or $0.01 per share for the year ended December 31, 2001.

NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002:

         Revenues for the nine month period ended September 30, 2003 was $55,041 as compared to $28,056 for the same period of the previous year. This increase of $26,985 or 96% is a direct result of our improved marketing efforts. Revenues earned in the September 2003 nine-month period include $32,000 received in cash for services rendered. We also received restricted securities in the same nine-month period and recorded such securities using a 75% discount from the market value at the time of receipt in the amount of $2,698.

         Operating expenses increased by $124,014 from $107,822 for the nine months ended September 30, 2002 to $231,836 for the 2003 period. Payroll accounted for $67,220 of this increase (an increase from $43,500 in 2002 to $110,720 in 2003) as a result of new hires in 2003. We incurred $37,220 in professional fees during the nine month period ended September 30, 2003 compared to $53,000 for the same period in 2002. The 2003 fees include the value of 20,000 shares of our common stock (valued at $20,000 based upon the price of shares sold in our private placement of securities) issued to Mr. Benjamin Lapin. Mr. Lapin introduced us to Dynamic Distribution Corp., a potential client, although no revenue was ultimately realized from such introduction. In 2003, we produced a marketing brochure and incurred advertising expenses in the aggregate amount of $27,332 compared to minimal expense in 2002. Other expense increased from $3,729 for the nine-month period ended September 30, 2002 to $52,711 for the comparable period in 2003. This increase of $48,982 includes (i) rent in the amount of $16,050; (ii) payroll taxes amounting to $9,685 and (iii) insurance amounting to $12,994.

         As a result of the above, the net loss for the nine months ended September 30, 2003 was $176,795 or $0.03 per share, compared to a net loss of $79,766 or $0.02 for the similar period in 2002.

LIQUIDITY AND CAPITAL RESOURCES:

         As of September 30, 2003, we reflected negative working capital of $13,161 compared to a positive working capital of $224,110 at December 31, 2002. Our current ratio at September 30, 2003 and December 31, 2002 was .64:1 and 22.5:1, respectively.

         During 2002, we utilized $121,924 for operations primarily as a result of our net loss of $162,951. For the 2001 year we generated $2,207 in cash from operations. During 2002, we used $21,991 for investing activities, primarily for the acquisition of office equipment, including a computer, with no comparable amount used in 2001. During 2002, we sold our common shares in a private placement and realized net proceeds of $377,500. As a result of this, we ended 2002 with cash of $234,044.

         In June 2002 we issued 250,000 shares of common stock to Eli Weinstein, the selling shareholder, for consideration of $250,000. We paid Five Flags, Inc. $50,000 (20%) as a fee for having Mr. Weinstein invest in our Private Placement. In October 2002 we further issued 250,000 shares of common stock to Mr. Weinstein for $250,000. We again paid Five Flags, Inc. a fee of $50,000 (20%) for having Mr. Weinstein invest in our Private Placement for a total consideration of $100,000 for the raising of capital. Five Flags, Inc. is not a registered broker-dealer. These issuances of shares of common stock to Mr. Weinstein by us did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

         For the nine month period ended September 30, 2003, we utilized $130,037 for operations, primarily as a result of our net loss of $176,795, compared to $54,675 in cash utilized for operations during the similar period in the previous year. Cash utilized for investing activities for the 2003 period aggregated $36,663 and was used for the purchase of office furniture and equipment. During the nine month period ended September 30, 2002, we sold common shares in a private placement and realized net proceeds of $193,800. During 2003, we continued to incur costs ($46,120) associated with the proposed public offering of our common shares. As a result, our cash balance at September 30, 2003 was $21,029.

         We have a limited operating history. Some of our clients to date are also in the early stages of their operations with not much available cash on hand. As a result, as previously discussed, we occasionally receive restricted equity securities issued by our clients. Of the public companies which issue securities to us, we initially record the receipt of such securities at a significant (75%) discount due to the restrictions and since the values of these securities fluctuate and are not readily convertible to cash. Based on the above, the securities are reflected as investments available for sale on our balance sheet. At the balance sheet date, we compare the then market price or fair value of such securities, using the same benchmark of a 75% discount, to the amount initially recorded and any resulting unrealized gain or loss is recorded as other comprehensive income or loss in the equity section of our balance sheet. As of September 30, 2003, the unrealized loss of all securities received as compensation and held for sale aggregated $26,416 which amount is reflected on the balance sheet as accumulated other comprehensive loss. At the time the restriction is lifted (usually within one year of receipt) and we are able to sell the securities, the resulting gain or loss realized will be recognized in our statement of operations. The increase or decrease in these investment securities is shown in investing activities on the statement of cash flows.


         We are currently operating with insufficient working capital, which, among other things has constrained our ability to market our services. As a result, management is dependent on the proceeds of the proposed public offering of securities to maintain and increase the level of its operations. There can, however, be no assurance that we will be successful.


IMPACT OF INFLATION

         To date inflationary factors have not had a significant effect on our operations. We are not aware of any material trend, event or capital commitment, which would potentially adversely affect liquidity.

OTHER:

         Except for historical information contained herein, the matters set forth above are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. Potential risks and uncertainties include such factors as the level of business and consumer spending, the amount of sales of our products, the competitive environment within our industry, the ability to continue to expand our operations, the level of costs incurred in connection with our expansion efforts, economic conditions and the financial strength of our customers and suppliers.



                             DESCRIPTION OF BUSINESS

HISTORY AND DEVELOPMENT

         We were incorporated pursuant to the laws of the State of New York on November 1, 1999 under the name Corporate Road Show.Com Inc. On July 1, 2000 we launched our website on the Internet and began a limited marketing campaign for our Internet based presentations.

         Our basic business model is to help the corporate executive get their story out to a vast but targeted audience over the internet or television, as well as compliment their current marketing plans.


ONLINE STRATEGY


         Our online strategy is to be a leading Web portal for both financial professionals, the business decision makers and the general public as a worldwide provider of multimedia production services to corporations. The key components of our growth strategy include:


         Grow Our Customer Base. During the initial stages of our operation, we have focused on selling our streaming video interviews to public companies with securities trading on the Nasdaq SmallCap Market and the electronic over-the-counter bulletin board. We believe there is an opportunity for streaming video and audio, public relations services and IT consulting services in small-cap and micro-cap markets. Furthermore, we believe that these companies have a need for exposure to investing community as well as the public at large that is as significant as that of larger companies. We also attempt to market our services to private companies, but have found that for the moment, there is considerably less interest from the private companies.

         Clients are charged a fee for the production of streaming video presentations and other services. The services may include:

         o links to the client's Web site and to a page or pages of our Web site dedicated to providing information about the client; and

         o preparing and making available to our clients periodic interviews per year with representatives of the client and, at the option of our management, additional videos providing current newsworthy information about the client.


         We believe that by continually adding new companies and additional sources of information, we will be positioned to become the premier destination for CEO interviews.


Grow Our Audience. We believe that increasing our brand awareness and our exposure within the business community will contribute to our future success. To date, we have successfully built a brand name but plan on continuing to grow our audience by focusing on expansion of our content on our website as well as the introduction of our show concept. Furthermore, we plan to continue partnering with high-volume business and consumer Web sites such as American Express, OfficeMax and Delta Airlines.


         Increase Usage By Our Audience. To increase usage, we plan to expand our content offering in the area of additional companies, industries, people and products during the upcoming fiscal year.


 Maximize Revenues From Users of our Website. We plan to expand the e-commerce opportunities to our Web site in an effort to generate revenues from user of our Web site. More e-commerce partners will provide more buying opportunities on the site. We are also attempting to increase the advertising revenue per user through customer-targeting capabilities on the site.

Technology Advancement. We plan to continuously advance and develop new technologies that will enhance the user experience. We intend to expand our technology services through ongoing investment and integration of new technologies.



CURRENT SERVICES OFFERED BY CRS AND OUR FEE STRUCTURE

         We are a business to business service firm. Our basic service is to host and digitize corporate videos already produced by our clients. We offer an upgraded service where we actually video and produce a corporate presentation for dissemination on our website. Over 90% of our revenues are generated through our video hosting and production business. The remaining 10% consists of advertisements by third parties on our website. We hope to increase the percentage of advertising revenue as the number of "hits" our website receives continues to increase.

         The market for these services is vast. Our target market is a company offering a new product or service and which has the desire to market itself to the public in a possibly untried format or medium. Our targeted audience for these productions consists of both the investment community and the public at large. For those persons looking for new investments in public companies we attempt to introduce such companies to them. However, our clients are also interested in increasing sales of their products and exposure of their business plans. Our television productions will blend the investment and marketing concept even further by using an anticipated "news" format.


         We broadcast in over 35 countries, however we measure success by the amount of video views or "hits" a client's video receives. The goal for clients is to get the message across to both the investment community and the general public at large via our website. Each featured video has different content as a result of varying product lines and offered services, however, our format may change. For example, Polymer Research and Genesis Bioventures used an interview format. For these clients, we interviewed the companies and then we disseminated the interview on the website. The other type of setting is the Power Point visual video where we produce a presentation that we video, digitize and host. The video productions we have produced to date are "About Us" 1&2, Asconi Corp, Polymer Research Group, Genesis Bioventures and Skybridge Wireless, Inc., Juniper Group, Inc. , Neil Kaufman, Esq. And Humana Trans Services Holding Corp. All of the aforementioned productions were disseminated on our website.


         We consider ourselves a vehicle for the promotion of our clients' products and services via the internet and our intent in the future is via television.

Video Production
----------------

         A client's first experience with us results from the following scenarios: (i) in response to our advertising campaign; (ii) as a recipient of a marketing campaign on behalf of a client; or (iii) after production of our planned financial television programs, in response to such. After the initial discussion, we then determine which format is preferred (i.e. interview, Power Point presentation). We then film the interview, edit it with sound and digitize it in either Real Player or the Microsoft Media platform. Lastly, we will broadcast the presentation on the Internet where interested parties can log on and watch the show.


         The fees can vary on each production. For example, for web hosting we have to determine the length of the video in digitized megabytes and the time period such video will be hosted by us. The fee for producing a corporate video can fluctuate depending on location, scripting, editing, talent and other factors.

         In order to arrive at a fee for a particular project we must analyze the time, equipment and bandwidth required to place that particular video on the web.

         Hosting A Video Without Production

         Unless requested otherwise, when we host a video we do not "produce" it. The first step is the receipt of the video from the client. Generally, productions provided to us by a company are either in an MPEG, AVI or VHS format. We must convert such into a Real Media format for web-based applications. Once converted, the video is "streamed" at various speeds for viewing on our website. For example, a 3 minute video requires approximately 8-10 hours of Frank Ferraro's time to convert and digitize. We prefer to offer two or three different streaming speeds for each video so that a wide variety of visitors can access a particular video (ie. some visitors may have cable, dial-up, or T-1 connections each of which require different streaming speeds). The faster the speed, the more bandwidth the video needs. Bandwidth costs us one dollar per megabyte per month. Thus, a 3 minute video which uses 50 megabytes of our available server space costs us $600 per year. Lastly, we charge a hosting and marketing fee equal to an additional 50% of the cost to the customer. Thus, our fees for merely hosting videos generally range from $2,500 to $5,000.

         Basic Video Production

         Any video we produce is also hosted by us, so in addition to the hosting expenses incurred and fees charged a basic production involves additional fees such as:

         (i) Equipment - Depending on what is required, we may have to rent lighting, cameras, microphones, mixing boards.

         (ii) Personnel - If called for, we may have to outsource our production needs to a consultant who charges us a fee which varies for each production. We also may have to hire an interviewer or production assistant if necessary.

         (iii) Location - If we use an outside location, we have to budget for travel time for any personnel involved as well as that of Frank Ferraro.

         (iv) Frank Ferraro's Time - Mr. Ferraro generally accounts for his time at $125 per hour. Many of our productions require Mr. Ferraro to write scripts for and direct the production process.

         (v) Post -Production - Depending on the length of the video Mr. Ferraro and any production consultants may have significant editing responsibilities in order to convert the video from a rough to final format for hosting.

For a basic 7 to 9 minute interview in a location of our choice without any music or eye-catching graphics (including basic editing and hosting), we would charge between $5,000 and $7,500

         Advanced Video Production

         An advanced video production integrates multiple cameras, lighting, video with eye-catching graphics such as pictures or charts in coordination with a specific presentation with music and advanced editing and up to 30 minutes of video presentation. Thus, an advanced video production would not only encapsulate the costs and expenses associated with the hosting of a video and a basic video production, but would also add more involved production techniques and equipment. Presently, we charge between $10,000 and $20,000 to do a 10 to 30 minute video.


VIDEOS WE HAVE MADE TO DATE


         To date we have produced the following videos:



         o In June of 2001 we created a video for the Asconi corp. which was on our web site for about three months. The video focused on introducing a viewer to Asconi's presence as a small cap public company as well as to its business which is the production and distribution of wines from the country of Moldova. Some of the topics covered were: Moldovan culture: (a wine producing region for over five thousand years and the average worker makes about $30 per month); Moldovan location: sought by many different countries over the centuries; discussion of a 1991 court ruling for the privatization process of the former communist country and how the country would welcome foreign investments in (which was the first step towards becoming a capitalistic society); the Company's history (a water shipment to Germany the proceeds of which were invested in wine); expansion of their present markets; their product line (including products in development); and some of the many prestigious awards they have received. We were paid a fee of $5,000 for services rendered. The message sought by this video was to introduce the wines of Asconi to

                  America as well as introduce the company as a publicly listed entity and potential investment opportunity to a group of financial professionals.

         o In July of 2002 we created two separate "about us" videos representing and describing the content and services that CRS is capable of providing to our clients. There were no fees paid or charged for either of these two videos. The topics covered were: what roadshows are; the video hosting and video production services we offer; the different interactive platforms at our disposal; and how we can assist a company in their marketing efforts by employing a professionally produced video by CRS. The message sought to be delivered by this video was to give the general public visiting our website a sense of the services we can provide. This video is no longer on our website.

         o Also in July of 2002 we developed a video for the Polymer Research Group which was available on our website for about one year. This video was an interview format as opposed to a presentation format and our interviewer asked the following questions: "Can you tell us about Polymer research and how the company has progressed thought the years? Ho many fortune 500 companies have you done business with? Can you tell us about the chemical grafting technique?" And "Where do you think Polymer Research is going in the next five years?" The topic of the video focused on Polymer's business, specifically the different applications the company uses, from the manufacturing of fire retardant materials to chemical grafting which is the company's most well known service. We were not paid a fee or charged for this client. The video's intent was to increase Polymer's customer base.

         o In November of 2002 we created a video for Genesis Bioventure group. This video was in an interview format and we asked the following questions: "Can you discuss your core product and why it is so special? Does your technology detect the non-existence of the mammastatin protein? Can you discuss the technology to detect mammastatin? Do you have patents on this technology? Are any other companies doing something similar to this? How do you see the company going forward in the next five years? Where are you at right now with the product?" The "topic" of the Genesis video focused on Genesis' ability to detect early stage breast cancer using Mammastatin Serum Assay technology. Dr. Woods explains that healthy cells have the mammastatin protein and that breast cancer cells have no mammastatin protein. The company is focusing on a blood test to see the level of mammastatin in women. If the levels decrease over time the studies say that this patient might be a candidate for breast cancer. They claim that this test might be more effective than the current "self diagnosis" or mammograms, because once a mammogram or a self examination shows a tumor the cancer has already developed or perhaps spread. Whereas, if women started taking the mammastatin protein test early on in life and continue with regular check ups the tests will detect the deterioration of mammastatin levels throughout time and can signal a warning sign that a patient might be on there way to developing cancerous cells. The message this video portrays is that of the company's product and services and is geared to the general public. Our agreement with Genesis is that we will receive the following payment in quarterly increments every 3 months as the Genesis video will be on our website for one year. Upon completion of the one year period we will have been paid 100,000 shares of restricted stock and 150,000 warrants to purchase Genesis' common stock which are exercisable at $1.50 per share. In January 2003, we were paid 25,000 shares of restricted Genesis common stock and 37,500 warrants to purchase Genesis common stock and in June we received 50,000 shares of restricted Genesis common stock and 75,000 warrants to purchase Genesis common stock.

         o        In June of 2003 we created a video for Vintage Filings Inc.
                  which is currently on our website and will be available indefinitely. This was an interview format and we asked the following questions. Can you give us a quick synopsis of what Vintage Filings is and what you folks do? What separates Vintage Filings from your competition? The Vintage video focused on the services Vintage could provide to some of the visitors to our website as well as our clients. We were not paid nor did we charge a fee for this client.

         o In July of 2003 we developed a video for Skybridge Wireless, Inc. which will be available on our web site for 6 months. The Skybridge video focused on Skybridge's business and was intended to introduce the audience to its business plan , products and services as well as Skybridge's plan to penetrate the Las Vegas market. The Company covered many "topics" including their products (256K to 1MB of services speeds)strategies,objectives (including increased sales,expansion into other areas,cost effectiveness for businesses,and quality control for customer satisfaction, and

                  24/7 live support for its customers)This video was shot in front of a live audience and the "questions" at the end of the presentation from the audience were as follows: "Who is your major competitor? How many subscribers do you have now? How do you market to them? How did you get to be a public company? How many shares are outstanding? What is your market cap? How much is in the float? What is the current volume of trading? Can we get access to pro forma's? How did you raise money for the current structure?" The "message" of this video was not only to introduce the products and services of Skybridge Wireless but to address a group of business professional as to Skybridge Wireless' existence as a young public entity. We were paid 38,500 free trading shares of Skybridge common stock for this service.

         o In August of 2003, we created a video for the Juniper Group Inc. where they discussed their broadband services as well as the recent recapitalizations of their shares. Juniper also wanted to address the fact that they are a small business struggling to stay listed on the NASDAQ stock market. In August of 2003 we created a video for The Juniper Group. The "topic" was generally about Juniper Internet Communications a division of The Juniper Group and how they work with cable companies installing high speed broadband connections to homes and businesses. The "questions" we asked were as follows: "Al give us a quick synopsis of what Juniper Internet Communications does and what your business model is? Where do you see the company going in terms of the Juniper Internet portion of it? Is there room for growth in the field for Juniper Internet Communications? Vlado, in recent history you've had to reverses, can you please address this? Al, where do you see the future of broadband and how does it relate to Juniper Internet Communications?" This video is general in nature but one can view it as a way to address shareholders or investors because of the discussion about the parent company's recent reverse splits.

         o        In September 2003, we created a video with Neil Kaufman, Esq.
                  which is currently on our website and will be available indefinitely. We used an interview format and the topic of this video was a discussion of the Sarbanes-Oxley Act of 2003. Mr. Kaufman discusses the new rule and how it relates to small public companies. The questions asked were as follows: "How does Sarbanes-Oxley affect publicly traded firms? Is this a topic small firms will have to grapple with?
                  If companies would like more information on this topic how can they contact you?" We were not paid nor did we charge a fee for this client.

         o In October of 2003, we created a video for Humana Trans Services Holding Corp. which is currently on our website. The video topic focused on the services the company provides to its clients Such services include background checks, lower workman comp. rates and the full outsourcing of new drivers to large and small carriers. The "topic" also focused on why a new director has joined the company's board of directors. This video was an interview format and we asked the following "questions": "Ron can you tell us a little about Humana Trans Services and what they do? Do you pay the drivers benefits or does the company pay? Ron, what about your experience, can you tell us about that and what brought you to Humana Trans Services? Where do you see the company going in the next three to five years?" The message of this video appears to be general in nature. For the production and hosting of the video for a three month period we received $6,500 and 20,000 free trading shares of Humana common stock.

         Our plans for future videos will follow similar patterns to those produced to date. As you can see with the different "formats" the "message sought" can change as well. We have found that companies that are putting on a presentation in front of business professionals tend to focus on the investment community, similar to Asconi and Skybridge. However, the interview format lends itself more towards the products and services such as Genesis, Polymer, Vintage, and Humana. However, once the "New Issue" IPO market starts to come back to corporate America, Corporate Road Show would like to be in a position to broadcast actual offerings on our web site and would like to work with the commission on creating some quality control procedures as well as attempt to get a "No Action Letter" so we can be a provider of this services to large underwriters and investment bankers. Future videos for our expansion into the television concept will be more general in nature focusing on new and interesting products services and stories.

         In an effort to get new or interesting content or to expand our network and marketing capabilities we sometimes put videos up for little or no consideration. For example, Polymer Research Group was a NASDAQ company which, at the time, we believed gave us a higher profile than previous clients and allowed us to market ourselves more effectively. We were not compensated nor have any other relationship with Polymer except for producing and hosting the video clip. As for Vintage filings and Neil Kaufman, both companies allow us to provide links to services that visitors to our site may be able to utilize. Vintage filings offers EDGAR filings for publicly traded companies, including our own. We view them as a potential source of leads for companies wishing to use our services. Neil Kaufman, as the managing partner in the law firm of Kaufman & Associates and a member of the board of directors of the Long Island Venture Group is another important potential contact in our networking efforts. We have no agreement with Mr. Kaufman. Other than the fact that we use Vintage's services to file our public documents with the Commission, neither the Company nor any of our affiliates have any relationship with Polymer, Vintage or Mr. Kaufman. We anticipate providing additional free content to select clients or service providers in the future.


         As an additional service, we will host videos not created or produced by us for clients desiring exposure on our website. Currently, we host a video by The BioBalance Corporation which we were paid $2,500 for this hosting service. This video focuses on the product Probatrix , a food which BioBalance claims helps offset the effects of certain types of Irritable Bowel Syndrome.

         As we evaluate the material terms of each project on a project by project basis, we do not have a set fee for our services and do not foresee changing that at any time in the near future. We determine our fees by using a two-step approach. First, we analyze a prospective client's needs. Second, if we conclude that we can help that party achieve its goals, we then attempt to develop and agree upon, with that party, the types of services we will provide.

SHOW CONCEPT

         As we believe our experience in video production for internet dissemination is transferable to a great extent to the production of television shows, we are planning on expanding our operations into such area. The Show Concept starts with identification of the client. Once the client has been identified we anticipate initially subcontracting the actual production needs to available production studios. We will undertake to obtain the airtime through our own efforts. Although we have no formal agreement, we have used Pro Image Studios and Real Tyme Productions in the past and would consider them for future productions. At this time we are not dependent on any one particular company.

         With respect to the broadcast of the program, we anticipate the timeframe necessary to obtain clients will vary from company to company. We expect that it will take approximately 30 days from the date we actually begin marketing our show concept to the public to identify and agree to terms with our first client. The timeframe for the actual production will vary depending on the client's needs, however, our goal is to reach a 30 day turnaround from pre-production to post-editing. The costs associated with identifying clients are marketing related. Although the production cost can vary due to the clients needs, an initial production cost for our first show is expected to be approximately $50,000. The cost for broadcasting will depend on the amount of airtime we purchase. We intend to use the proceeds of this offering to fund the initial programs, but in the future expect to have companies pay as well as sell commercial airtime within the 30 minute episode.

         SAMPLE SHOW TIME-LINE AND EXPENSES

         As the funding for the development of the show concept is wholly dependent on the sale of our common stock, we are unable to commit to a certain date upon which production will begin. In the event that we raise enough dollars to produce a minimum of one program, the costs of which we estimate to be $50,000, we would anticipate starting production within 30 days of receiving the funding.

         WEEK ONE: Selection of companies. Scripting, casting and/or creating a theme, for example a bio tech, high tech or entertainment theme. Set up the video location and reserve shoot times. Assuming we have agreed to terms with four companies, we would anticipate to start shooting on days 4 and 5.

         WEEK TWO: Continue filming each company with the goal of completing all filming and "B roles" by the end of the second week. "B" roles are backup video footage for background or special effects graphics used in connection with the production of a video.

         WEEK THREE: Begin the "content" editing process as well as produce and edit all disclaimers, introductions with the goal of creating a 28-30 min. segment (depending on the amount, if any, of commercial time sold for such production). This process shall also include any voiceovers, on screen graphics and background music. By the end of the week 3 we would expect to have an audio video interleave ("AVI") file. An AVI file is the most common format for audio/video data used in the world today.

         WEEK FOUR: In the fourth week we anticipate digitizing the production and converting such digital file into the various mediums we will use. The first step of the digitization process will begin by converting the AVI files into the different media files at various "streamable" speeds. As visitors connect to our site connect at various data speeds (ie. 56k, 256k, LAN, Cable Modem and ISDN) we need to be able to present our videos in each of the various formats. In addition to internet access, once we complete the digitizing process we will convert the file to both VHS and CD-ROM broadcast mediums and will be in a position to broadcast the video upon the completion of this stage.

         POST--PRODUCTION: During the production period (first four weeks) we will be analyzing the various potential air-times available to us. The costs of the media varies greatly depending on the time of day, the particular network or subscriber channel. Our preliminary analysis has shown that a 1/2 hour time slot on CBS New York at 10:30 am Sunday morning would cost us approximately $30,000. The same 1/2 hour spot on CBS at 6:00am would cost about $6,000. Cable and the Dish Network are less expensive with similar spots ranging from $1,500 to $3,500. We would not expect this part of the show development process to delay us in anyway as we intend on purchasing our initial media time during the production process.

         Although we anticipate offering more competitive rates than the industry standard, the approximate costs associated with a half-hour television program, exclusive of on-air talent and marketing fees, are as follows:

         o        Creative and pre-production - $15,000

         o        Production Crew - $25,000

         o        Camera and Equipment Rental - $5,000

         o        Miscellaneous Production Expenses - $2,500

         We plan to distribute our television shows on network and or cable television. There is a high level of competition in our anticipated field. Some of this competition arises from very large companies in the broadcasting business with substantially greater market recognition and financial resources than us. Our plan to compete with these entities starts with bringing our production to market. Once the production is brought to market we hope to secure the same advertising dollars as our competition.

VIDEOCONFERENCING SERVICES

         We have also expanded our scope of business to include videoconferencing services. We can now produce an internet video by conducting an interview from our corporate office and have interviewees at a number of different locations throughout the U.S. We use the services and equipment of our lessor, HQ Global Workplaces. Presently there is a global market place for these services. We plan to disseminate the interviews on our website. There is a high level of competition in the videoconferencing field. Some of this competition arises from very large companies in the field with substantially greater market recognition and financial resources than us. We do not plan to compete with other videoconference service providers. The principal supplier of the videoconferencing services is HQ Global Workforces. We are not contractually bound to use them and can therefore move quickly to take advantage of any marketplace developments that occur which result in more competitive terms. To date, we have generated no revenue as a result of these services.

REVENUE BREAKDOWN

         We recognize revenue at the time that all services have been substantially completed. We may receive equity securities in certain entities as payments for services provided for these entities. Some of these entities are newly formed, have no operating history, and the market for such securities is very limited. Since there is no assurance that these securities are marketable, we have not recognized any revenue upon receipt. Revenue will be recorded at the time we sell any of these securities. The amount of shares we will accept in lieu of a portion of a client's cash payment is situation specific. Such amount is never contingent on the success or failure of our efforts.

MARKETING APPROACH

         Our current marketing plan includes "key word" marketing on major Internet search engines like Lycos, Alta Vista, MSN and Yahoo! We have an agreement with Overture, a commercial paid search service on the Internet, which will provide CRS with access to the "Overture Distribution Network" -- a network of Web properties that have integrated Overture's search service into their Websites or direct user traffic to Overture's Website. CRS submits bids to Overture Services, Inc., with respect to certain key words they have the rights to, such as "corporate presentations." The higher our bid is in relation to other potential bidders the higher priority we receive with respect to a search engine. For example, a potential client searching the term "Corporate Presentations" on the Internet may see our name at the top of a particular search engine list, enabling us to target a spectrum of the public presently in the market for services offered by us. CRS pays for the bid price for "clicks" on the search listings in both Overture's Website, as well as third party products. Our average monthly costs have ranged from a high of $1,500 to a low of $200. Such range is a result of the number of "hits" we receive as a result of an Overture "term" that we have bid on and won.

         We also have a contract, expiring February 11, 2004, with Dynamic Distribution Corp. whereby we will pay Dynamic a five (5%) percent fee for any new business introduced to us as a result of Dynamic's efforts. For example, if Dynamic introduces us to potential clients who ultimately generate $10,000 of new business we would be obligated to pay Dynamic five-percent of that $10,000 or $500. To date, no business has been generated from this relationship.

STRATEGIC RELATIONSHIPS

         On June 18, 2001 CRS was accepted as a member of the American Express Affiliate Program- part of the Linkshare Network (TM). As an American Express Affiliate, CRS can earn anywhere from $25 to $45 for each new customer the CRS site generates for American Express. The commission structure is based on the product that is sold. The following is the commission breakdown: Consumer cards $30, Small Business Corporate cards $45, Membership Banking $35 and Merchant Services $25. To date, we have generated less than $50 in revenue as a result of this relationship.

COMPETITION

         We believe that as a provider of promotional and marketing services to small and mid-capitalized public companies we have few direct competitors and those that do exist are left to share a potentially significant market. Some of our biggest competitors are MoneyTV, BATV and Yahoo! Net Roadshow. MoneyTV and BATV are restricted solely to producing television programs focused on their clients, while Yahoo! Net Roadshow also appears to have been involved in web-based production in the recent past. Although most of the online financial providers do not yet offer similar services to our own, as the barriers to entry are reasonably low, any of such companies (such as The Street.Com, MarketWatch.Com, and the Motley Fool) could quickly build in such services and become direct competitors to CRS.

TRADEMARKS AND PATENTS

         On February 19, 2003 we filed a service mark application with the United States Patent and Trademark Office.

CURRENT POSITION IN THE INDUSTRY

         As we are relatively new to the industry we have limited resources from which to draw. However, as stated earlier, we believe that the industry is young, the present competition is minimal and the potential size of the industry should more than mitigate that fact. The greatest risk to our business is not our competition, but that we will be unable to convince prospective clients that our services are worth the fees we charge.

GOVERNMENTAL REGULATIONS

         We are not aware of any existing or probable governmental regulations which will have a material effect on our business nor do we need any governmental approval to produce our half-hour television show.

         In order to avoid and potential securities law matters, all visitors to our website are required to view our General Disclaimer section where we state that we are not soliciting to purchase or sell securities and that any interested party should perform its own independent research into the companies featured on our website and acknowledge that they have read such section by clicking the button opting in. We further disclose all equity holdings that we have in such companies.


         In order to ensure that our clients are not presently offering securities and will not contemplate the offering of securities at any time the video is available for viewing on our website, we require each client to acknowledge in writing that: (i) they are not presently offering securities and will not contemplate offering securities while their video is available for viewing on our website; and (ii) they will not distribute a hardcopy of their video to any potential investor at any time during which they are engaged in an offering of securities. We will not take any further steps to verify whether our clients are in conducting an offering concurrent with their video's availability on our website. In order to protect ourselves against the restrictions on communications by Section 5 of the Securities Act, we will further require any client to covenant to us in writing, that prior to commencing any offering, we will be instructed to remove their video and other materials from our website.


         Currently, we do not meet the classification as an "Investment Company" as that term is defined in the Investment Company Act of 1940 because the securities we hold in our featured companies do not comprise 40 percent of our total assets nor do we primarily engage in the business of investing, reinvesting or trading in securities. We will continue to monitor that "securities component" level of forty (40%) percent very carefully to ensure that we never fall under that classification. Some of the securities we have received as partial payment for our services are restricted and therefore must be held for a period of time. Our intent is not to hold such securities for the long term but rather sell any available securities as soon as we are no longer restricted pursuant to the securities laws and such securities have a value equal to or exceeding the value of services rendered by us at the time they were received. In the event that we ever approach the "Investment Company" threshold, we will re-evaluate our policy of accepting securities as partial payment for services rendered.

         The Investment Advisers Act of 1940 does not apply to our activities as we are not providing to the public any type of investment advice or analysis with respect to our clients.

EMPLOYEES

         Currently, we have 2 full-time employees. Neither of our employees are represented by a labor union. We consider our relationship with our employees to be satisfactory.

PROPERTIES

         On November 13, 2002 we entered into a Lease Agreement for one office for a period of twelve months with HQ Global Workplaces for an aggregate rent of $15,000. There is no affiliation between any of our officers or directors with HQ.

SEASONALITY

         We have not found our business to be seasonal in nature.

LEGAL PROCEEDINGS

         We are not a party to any pending legal proceeding nor are any legal actions contemplated by us at this time.

                                   MANAGEMENT

DIRECTORS

         Presently, Mr. Frank Ferraro is the only member of our Board of Directors and was appointed to the Board in 1999. Mr. Ferraro has served consecutive three-year terms of which the current term expires in November of 2005.

         The following table sets forth the name and, as of September 30, 2003, age and position of each director and executive officer of our company.

           Name                Age                  Position
           ----                ---                  --------

      Frank Ferraro            39  Chairman, President, Secretary and Treasurer
      Vincent Epifanio         39                Senior Vice President


BACKGROUND OF EXECUTIVE OFFICERS, DIRECTORS AND SIGNIFICANT EMPLOYEES

         Frank Ferraro has been the Chief Executive Officer and President since inception. Mr. Ferraro has spent the last sixteen years in the financial field. Since April of 1996 Mr. Ferraro has been dually licensed with both Castle and Citadel Securities, respectively as a registered representative. Both Castle and Citadel are registered broker-dealers. With both Castle and Citadel, Mr. Ferraro helped develop and manage an electronic internet based proprietary trading system as well as a manager of a trading desk. Mr. Ferraro graduated from Hofstra University with a B.B.A. in Accounting in 1986. On April 28, 2003, Mr. Ferraro resigned from Castle Securities and Citadel Securities Corp., respectively.

         Vincent Epifanio joined us as our Vice President of Sales and Marketing in January 2003. Mr. Epifanio has been a sales specialist for over 15 years. Most recently prior to CRS from September 1994 to December 2002, Mr. Epifanio was an Account/Sales Manager for Starpoint Solutions, a full service consulting/software firm with revenues over $80 million annually specializing in the Banking and Brokerage industry. During his tenure with Starpoint, Mr. Epifanio, built his personal sales base to over $4 million annually. Mr. Epifanio graduated from Binghamton University in 1987 with a dual B.S. degree in Computer Science and Industrial Engineering.


COMPENSATION OF DIRECTORS

         We do not pay our Director any fee in connection with his role as member of our Board. Our Director is reimbursed for travel and out-of-pocket expenses in connection with his attendance at Board meetings.


EMPLOYMENT AGREEMENTS

         On January 1, 2003 we entered into an employment agreement with Mr. Frank Ferraro, our Chief Executive Officer and Chairman of the Board, for a term of two (2) years commencing on such date, providing for an annual salary of $90,000. In addition to his annual salary, Mr. Ferraro has the right to participate in any share option plan, share purchase plan, retirement plan or similar plan offer by our company, to the extent authorized by our Board. Mr. Ferraro also has the right to have CRS pay for a car of its choosing including all expenses associated therewith.

         We have not entered into an employment agreement with our other employee, Mr. Epifanio. Through June 30, 2003, Mr. Epifanio received a salary of $1,250 per week. However, subsequent to that date, Mr. Epifanio has agreed to be compensated strictly on a commission basis, the terms of which have not been finalized as of the date hereof.

                             EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth certain information regarding the compensation of our Chief Executive Officer and our other executive employee as of September 30, 2003.


                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                           ANNUAL COMPENSATION        AWARDS
                                                          ----------------------  ---------------
                                                                                    SECURITIES
                                                                                    UNDERLYING       ALL OTHER
Name and Principal Position                      Year       SALARY        BONUS     OPTIONS (#)     COMPENSATION
---------------------------                      ----       ------        -----     -----------     ------------
Frank Ferraro                                     2003      90,000         None         None           None
Chairman, President and Chief                     2002      45,000         None         None           None
Executive Officer                                 2001           0         None         None           None


Vincent Epifanio                             2002 45,000[1]
Vice President of Sales and Marketing

--------------------
[1] Based on a salary of $1,250 per week. However, as of July 1, 2003 Mr. Epifanio has been compensated purely on a commission basis which through September 30 2003 has been minimal.


OPTION GRANTS DURING LAST FISCAL YEAR

         Although we adopted a Stock Option Plan in February of 2003, we have yet to award any options under such plan.


SUMMARY OF 2003 STOCK OPTION PLAN

         Qualified directors, officers, employees, consultants and advisors of ours and our subsidiaries are eligible to be granted (a) stock options ("Options"), which may be designated as nonqualified stock options ("NQSOs") or incentive stock options ("ISOs"), (b) stock appreciation rights ("SARs"), (c) restricted stock awards ("Restricted Stock"), (d) performance awards ("Performance Awards") or (e) other forms of stock-based incentive awards (collectively, the "Awards"). A director, officer, employee, consultant or advisor who has been granted an Option is referred to herein as an "Optionee" and a director, officer, employee, consultant or advisor who has been granted any other type of Award is referred to herein as a "Participant."

         The Omnibus Committee administers the Stock Option Plan and has full discretion and exclusive power to (a) select the directors, officers, employees, consultants and advisors who will participate in the Stock Option Plan and grant Awards to such directors, officers, employees, consultants and advisors, (b) determine the time at which such Awards shall be granted and any terms and conditions with respect to such Awards as shall not be inconsistent with the provisions of the Stock Option Plan, and (c) resolve all questions relating to the administration of the Stock Option Plan. Members of the Omnibus Committee receive no additional compensation for their services in connection with the administration of the Stock Option Plan.

         The Omnibus Committee may grant NQSOs or ISOs that are evidenced by stock option agreements. A NQSO is a right to purchase a specific number of shares of common stock during such time as the Omnibus Committee may determine, not to exceed ten (10) years, at a price determined by the Omnibus Committee that, unless deemed otherwise by the Omnibus Committee, is not less than the fair market value of the common stock on the date the NQSO is granted. An ISO is an Option that meets the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). No ISOs may be granted under the Stock Option Plan to an employee who owns more than 10% of our outstanding voting stock ("Ten Percent Stockholder") unless the option price is at least 110% of the fair market value of the common stock at the date of grant and the ISO is not exercisable more than five (5) years after it is granted. In the case of an employee who is not a Ten Percent Stockholder, no ISO may be exercisable more than ten (10) years after the date the ISO is granted and the exercise price of the ISO shall not be less than the fair market value of the common stock on the date the ISO is granted. Further, no employee may be granted ISOs that first become exercisable during a calendar year for the purchase of common stock with an aggregate fair market value (determined as of the date of grant of each ISO) in excess of $100,000USD. An ISO (or any installment thereof) counts against the annual limitation only in the year it first becomes exercisable.

         The exercise price of the common stock subject to a NQSO or ISO may be paid in cash or, at the discretion of the Omnibus Committee, by a promissory note or by the tender of common stock owned by the Option holder or through a combination thereof. The Omnibus Committee may provide for the exercise of Options in installments and upon such terms, conditions and restrictions as it may determine.

         A SAR is a right granted to a Participant to receive, upon surrender of the right, but without payment, an amount payable in cash. The amount payable with respect to each SAR shall be based on the excess, if any, of the fair market value of a share of common stock on the exercise date over the exercise price of the SAR, which will not be less than the fair market value of the common stock on the date the SAR is granted. In the case of an SAR granted in tandem with an ISO to an employee who is a Ten Percent Stockholder, the exercise price shall not be less than 110% of the fair market value of a share of common stock on the date the SAR is granted.

         Restricted Stock is common stock that is issued to a Participant at a price determined by the Omnibus Committee, which price per share may not be less than the par value of the common stock, and is subject to restrictions on transfer and/or such other restrictions on incidents of ownership as the Omnibus Committee may determine.

         A Performance Award granted under the Stock Option Plan (a) may be denominated or payable to the Participant in cash, common stock (including, without limitation, Restricted Stock), other securities or other Awards and (b) shall confer on the Participant the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Omnibus Committee shall establish. Subject to the terms of the Stock Option Plan and any applicable Award agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Omnibus Committee.

         The Omnibus Committee may grant Awards under the Stock Option Plan that provide the Participants with the right to purchase common stock or that are valued by reference to the fair market value of the common stock (including, but not limited to, phantom securities or dividend equivalents). Such Awards shall be in a form determined by the Omnibus Committee (and may include terms contingent upon a change of control of CRS); provided that such Awards shall not be inconsistent with the terms and purposes of the Stock Option Plan.

         The Omnibus Committee determines the price of any such Award and may accept any lawful consideration.

         The Omnibus Committee may at any time amend, suspend or terminate the Stock Option Plan; provided, however, that (a) no change in any Awards previously granted may be made without the consent of the holder thereof and (b) no amendment (other than an amendment authorized to reflect any merger, consolidation, reorganization or the like to which we are a party or any reclassification, stock split, combination of shares or the like) may be made increasing the aggregate number of shares of the common stock with respect to which Awards may be granted or changing the class of persons eligible to receive Awards, without the approval of the holders of a majority of our outstanding voting shares.

         In the event a Change in Control (as defined in the Stock Option Plan) occurs, then, notwithstanding any provision of the Stock Option Plan or of any provisions of any Award agreements entered into between any Optionee or Participant and us to the contrary, all Awards that have not expired and which are then held by any Optionee or Participant (or the person or persons to whom any deceased Optionee's or Participant's rights have been transferred) shall, as of such Change of Control, become fully and immediately vested and exercisable and may be exercised for the remaining term of such Awards.

         Although we have no intentions of merging, consolidating or otherwise reorganizing, if we are a party to any merger, consolidation, reorganization or the like, the Omnibus Committee has the power to substitute new Awards or have the Awards be assumed by another corporation. In the event of a reclassification, stock split, combination of shares or the like, the Omnibus Committee shall conclusively determine the appropriate adjustments.

         No Award granted under the Stock Option Plan may be sold, pledged, assigned or transferred other than by will or the laws of descent and distribution, and except in the case of the death or disability of an Optionee or a Participant, Awards shall be exercisable during the lifetime of the Optionee or Participant only by that individual.

         No Awards may be granted under the Stock Option Plan on or after February 14, 2013, but Awards granted prior to such date may be exercised in accordance with their terms.

         The Stock Option Plan and all Award agreements shall be construed and enforced in accordance with and governed by the laws of New York.

         As of September 30, 2003, of the 1,000,000 shares of common stock reserved for issuance under the Stock Option Plan, we have not issued any options to acquire no shares of common stock were granted under the Stock Option Plan.

OTHER

         No director or executive officer is involved in any material legal proceeding in which he is suing us or in which he will receive a benefit from the legal proceedings.


                                 CODE OF ETHICS

         As we presently have only two employees, we have not yet found the need to adopt a code of ethics. However, it is our intent to adopt such a code with respect to our executive officers once we have a minimum of 5 full-time employees.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         For a description of employment contracts with executive officers, please refer to the section entitled Executive Compensation - Employment Contracts.

         Frank Ferraro, our founder, holds approximately ninety-one (91%) percent of our outstanding common stock prior to the issuance of any shares related to this Prospectus. Mr. Ferraro is our Chairman, President and Chief Executive Officer.

     DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

         Our articles of Incorporation and By-Laws provide that our directors and officers will not be personally liable to us or our stockholders for monetary damages due to the breach of a fiduciary duty as a director or officer. New York Business Corporation Law Section 722, provides that we may indemnify any officer, director, employee or agent who is party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, provided he was acting in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. The indemnification includes all actual and reasonable expenses, including attorney's fees, judgments, fines and settlement amounts. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, does not of itself prevent indemnification so long as the officer or director acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests, or, with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful.

         In addition, New York Business Corporation Law Section 722 provides that we may indemnify any officer, director, employee or agent who is party to any threatened, pending or completed action or suit brought by us or by our stockholders on our behalf, provided he was acting in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests. The indemnification includes all actual and reasonable expenses, including attorney's fees, judgments, fines and settlement amounts. However, indemnification is prohibited as to any suit brought in our right in which the director or officer is adjudged by a court to be liable to us.

         To the extent that the officer or director is successful on the merits in any proceeding pursuant to which such person is to be indemnified, we must indemnify him against all actual and reasonable expenses incurred, including attorney's fees.

         The foregoing indemnity provisions will limit your ability as shareholders to hold officers and directors liable and collect monetary damages for breaches of fiduciary duty, and require us to indemnify officers and directors to the fullest extent permitted by law.

         To the extent that indemnification may be available to our directors and officers for liabilities arising under the Securities Act, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore unenforceable.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of September 30, 2003, information regarding the beneficial ownership of our common stock by each person we know to own five percent or more of the outstanding shares, by each of the directors and officers. As of September 30, 2003, there were 5,730,000 shares of our common stock outstanding.

         Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Generally, a person is deemed to be the beneficial owner of a security if he has the right to acquire voting or investment power within 60 days. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

                                                                PERCENTAGE OF SHARES
                                                                 BENEFICIALLY OWNED
                                                                 ------------------
                                                                                              AFTER THE OFFERING
  NAME AND ADDRESS OF BENEFICIAL           NUMBER OF                SHARES BEFORE                ASSUMING ALL
              OWNER                   BENEFICIALLY OWNED            THE OFFERING                SHARES ARE SOLD
---------------------------------- ------------------------  --------------------------  ---------------------------
Frank Ferraro                              5,200,0001                     91%                         64%
80 Orville Drive, Suite 100
Bohemia, NY  11716

Vincent Epifanio                                    0                      0%                          0%
80 Orville Drive, Suite 100
Bohemia, NY  11716

All Officer and Directors as a              5,200,000                     91%                         64%
group


     The following table sets forth information concerning the beneficial ownership of shares of our Common Stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our Common Stock as of September 30, 2003. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of Common Stock.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with the Securities and Exchange Commission rules, shares of our Common Stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within sixty (60) days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our Common Stock indicated as beneficially owned by them. Percentage ownership is based on 5,730,000 shares of Common Stock outstanding as of September 30, 2003 and 2,000,000 additional shares of Common Stock to be issued in this offering.

     There is no public trading market for our shares of common stock. In addition to Mr. Frank Ferraro our President, we have one other shareholder as found below. For a discussion regarding our dividend policy as related to our common stock please see "Description of Securities."

--------------------------------
(1) Includes 200,000 shares of common stock held by Mr. Ferraro's Wife.


                                                                PERCENTAGE OF SHARES
                                                                 BENEFICIALLY OWNED
                                                                                              AFTER THE OFFERING
  NAME AND ADDRESS OF BENEFICIAL           NUMBER OF                SHARES BEFORE                ASSUMING ALL
              OWNER                   BENEFICIALLY OWNED            THE OFFERING                SHARES ARE SOLD
-----------------------------------  -----------------------  -------------------------  ---------------------------
Frank Ferraro                               5,200,000                     91%                         64.0%
80 Orville Drive, Suite 100
Bohemia, NY  11716

Eli Weinstein                                 500,000                      9%                          6%
596 Setun Circle
Lakewood, New Jersey 08701


                               SELLING SHAREHOLDER

         This Prospectus will also be used for the offering of additional shares of our Common Stock owned by Eli Weinstein. Mr. Weinstein may offer for sale up to 100% (500,000 shares) of his holdings in our Common Stock. Mr. Weinstein may offer for sale such shares of our Common Stock from time to time in the open market, in privately negotiated transactions or otherwise. We will not receive any proceeds from such sales. The resale of the securities by Mr. Weinstein is subject to the prospectus delivery and other requirements of the Securities Act.


                            DESCRIPTION OF SECURITIES

GENERAL

         The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and By-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of New York law.

         We are authorized to issue 20,000,000 shares of common stock, $0.0001 par value per share, of which 5,730,000 shares were issued and outstanding as of September 30, 2003.

COMMON STOCK

         Holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock. The holders of common stock do not have any pre-emptive or other subscription rights.

         Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

         As of September 30, 2003 we have five shareholders.

DIVIDEND

         We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering and assuming the maximum number of shares are sold, we will have 7,730,000 shares of common stock outstanding. Of these shares, 2,500,000 shares of common stock will be freely tradeable without further restriction or further registration under the Securities Act, as amended, accept for those shares purchased by an "affiliate" of CRS (in general, a person who has a control relationship with CRS) which will be subject to the limitation of Rule 144 adopted under the Securities Act. The remaining shares (5,230,000) are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act.

PREFERRED STOCK

         We are not authorized to issue any shares of preferred stock.


TRANSFER AGENT AND REGISTRAR

         Our transfer agent is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Pkwy, Atlantic Highlands, N.J. 07716. Their phone number is 732/872-2727.

RESALE RESTRICTIONS

         All of our shares of common stock issued prior to this offering are "restricted securities" as this term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the U.S. in the absence of registration other than in accordance with Rule 144 under the Securities Act of 1933, as amended, or another exemption from registration. In general, under Rule 144 as currently in effect, any of our affiliates or any person (or persons whose shares are aggregated in accordance with Rule 144) who has beneficially owned our common shares which are treated as restricted securities for at least one (1) year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our outstanding common shares (approximately 75,000 shares based upon the number of common shares expected to be outstanding after the offering) or the reported average weekly trading volume in our common shares during the four weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to manner of sale restrictions and notice requirements and to the availability of current public information concerning our company. In addition, affiliates of our company must comply with the restrictions and requirements of Rule 144 (other than the one (1) year holding period requirements) in order to sell common shares that are not restricted securities (such as common shares acquired by affiliates in market transactions). Furthermore, if a period of at least two
(2) years has elapsed from the date restricted securities were acquired from us or from one of our affiliates, a holder of these restricted securities who is not an affiliate at the time of the sale and who has not been an affiliate for at least three (3) months prior to such sale would be entitled to sell the shares immediately without regard to the volume, manner of sale, notice and public information requirements of Rule 144.

         Upon closing of this offering, we intend to file a registration statement for the resale of the common shares that are authorized for issuance under our existing and new stock option plans. We expect this registration statement to become effective immediately upon filing. Shares issued pursuant to our stock option plans to U.S. residents after the effective date of that registration statement (other than shares issued to our affiliates and the employees described below) generally will be freely tradable without restriction or further registration under the Securities Act of 1933.

PRIVATE PLACEMENT

         From June through October 2002, we issued an aggregate of 500,000 shares of common stock to one individual for a total of $500,000. The proceeds from the sale were used to pay for the expenses associated with the development and introduction of our website as well as general operating expenses.

PENNY STOCK CONSIDERATIONS


         Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than US$ 5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.


                              PLAN OF DISTRIBUTION

SHARES BEING REGISTERED ON THE COMPANY'S BEHALF

         We are registering 2,000,000 shares of our common stock which shall be offered and sold on a self-underwritten basis by Mr. Frank Ferraro our Chief Executive Officer and President, or, at our discretion, by participating broker-dealers licensed by the National Association of Securities Dealers, Inc. Mr. Ferraro will be the person responsible for the sales of securities on behalf of CRS and that he will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. Mr. Ferraro meets each of the qualifications set forth in such rule as follows: (i) he is not subject to any statutory disqualification; (ii) he is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;
(iii) he is not at the time of his participation an associated person of a broker or dealer; and (iv) he will restrict his participation with respect to such sales to the following activities: (A) preparing any written communication or delivering such communication through the mails or other means that does not involve oral solicitation by the associated person of a potential purchaser; provided, however, that the content of such communication is approved by a partner, officer or director of the issuer; (B) responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser; provided, however, that the content of such responses are limited to information contained in a registration statement filed under the Securities Act of 1933 or other offering document; or (C) Performing ministerial and clerical work involved in effecting any transaction.

         Although we anticipate being listed on the OTC-Bulletin Board concurrently with the effectiveness of this Prospectus, we may not be. Regardless, we will offer the shares to the public at a price of $1.00 per share. There is no minimum investment requirement and funds received by us from this offering will not be placed into an escrow account. The offering price of the shares was arbitrarily determined by us. The offering price of the shares does not have any relationship to our assets, book value, or earnings. We reserve the right to reject any subscription in whole or in part, for any reason or for no reason. There can be no assurance that we will sell any or all of the offered shares.

         As our offering is "self-underwritten" in nature and at a fixed price of $1.00 per share, we are unsure whether we will sell any shares of common stock. As a result, we are unable at this time to determine what State, if any, offers or sales will be made. We may also seek out broker-dealers to assist us in placing our stock. Regardless of whether we place our stock ourselves or through agents, we will comply with all applicable blue sky requirements of each jurisdiction in which we ultimately offer and sell our shares. We intend to register the shares of common stock in both New York and New Jersey. We will not use the services of either Castle or Citadel Securities in offering these securities. Neither will we solicit the clients of those entities.

         Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution.

SHARES BEING REGISTERED ON THE SELLING SHAREHOLDER'S BEHALF

         We are also registering 500,000 shares of our common stock held by Mr. Eli Weinstein, the selling shareholder, on his behalf. Prior to the listing of our securities on the OTC Bulletin Board, Mr. Weinstein has agreed to sell his shares at a price of $1.00. Once our securities are listed on the OTC Bulletin Board the selling shareholder may sell some or all of such shares at any price. The shares will not be sold in an underwritten public offering.

         Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated. Broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share.

         The selling shareholder and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any profit on the sale of shares by the selling shareholder and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, beginning one (1) year after the shares were issued.

         Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our Common Stock offered by this prospectus may not simultaneously engage in market making activities with respect to our Common Stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling shareholder is subject to applicable provisions that limit the timing of purchases and sales of our Common Stock by the selling shareholder.

         We have informed the selling shareholder that, during such time as he may be engaged in a distribution of any of the shares we are registering by this prospectus, he is required to comply with Regulation M. In general, Regulation M precludes the selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

         Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our Common Stock to be less volatile than it would otherwise be in the absence of these transactions. We have informed the selling shareholder that stabilizing transactions permitted by Regulation M allow bids to purchase our Common Stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling shareholder and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

                                  LEGAL MATTERS


         The validity of the shares has been passed upon for us by our counsel, Rubin, Bailin, Ortoli, Mayer & Baker LLP.

                                     EXPERTS

         The financial statements of Corporate Road Show.com Inc. at December 31, 2002 and December 31, 2001 appearing in this registration statement have been audited by Lazar Levine & Felix LLP our independent auditor.

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN GIVEN ANY INFORMATION OR HAS BEEN AUTHORIZED TO MAKE ANY REPRESENTATIONS OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, BY THE SELLING STOCKHOLDER OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SHARES IN ANY CIRCUMSTANCES IN, WHICH SUCH OFFER, OR SOLICITATION IS UNLAWFUL.


                       WHERE YOU CAN FIND MORE INFORMATION

         The effectiveness of this registration statement will render us subject to the informational requirements of the Exchange Act, and, we will file reports, proxy statements and other information with the Securities and Exchange Commission as required by federal law. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities Exchange Commission Investors may read and copy any of these reports, statements, and other information at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C., 20549, or any of the SEC's other public reference rooms. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms upon payment of the fees prescribed by the Securities Exchange Commission. These SEC filings are also available free at the SEC's web site at www.sec.gov.

         This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted to comply with the rules and regulations of the Securities Exchange Commission. For further information, please see the registration statement in its entirety.


                          CORPORATE ROAD SHOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)



                                      INDEX

                                                                                                                  PAGE(S)

Independent Auditors' Report                                                                                     F - 2.

Financial Statements:
   Balance Sheets as of September 30, 2003 (Unaudited) and December 31, 2002                                     F - 3.
   Statements of Operations for the Cumulative Period from Inception, November 1, 1999 to
     September 30, 2003 (Unaudited), the nine months ended September 30, 2003 and 2002
     (Unaudited) and the Years Ended December 31, 2002 and 2001                                                  F - 4.

   Statement of Shareholders' Equity for the Cumulative Period from Inception,
     November 1, 1999 to December 31, 2002 and the Unaudited Period from January
     1, 2003 to September 30, 2003                                                                               F - 5.

   Statements of Cash Flows for the Cumulative Period from Inception, November
     1, 1999 to September 30, 2003 (Unaudited), the nine months ended September
     30, 2003 and 2002 (Unaudited) and the Years Ended December 31, 2002 and 2001                                F - 6.

Notes to Financial Statements                                                                                    F - 7.


                          INDEPENDENT AUDITORS' REPORT


To the Shareholders
Corporate Road Show.com, Inc.
Bohemia, New York


We have audited the accompanying balance sheets of Corporate Road Show.com, Inc. (a development stage company), as of December 31, 2002 and 2001, and the related statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 31, 2002 and 2001 and the cumulative period from inception, November 1, 1999 through December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Corporate Road Show.com, Inc. (a development stage company) and the results of its operations and its cash flows for the periods mentioned in conformity with accounting principles generally accepted in the United States of America.

                                                 LAZAR LEVINE & FELIX LLP

New York, New York
January 29, 2003

                          CORPORATE ROAD SHOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS

                                                                                           SEPTEMBER 30,        December 31,
                                                                                                2003                2002
                                                                                            (UNAUDITED)
                                                          - ASSETS -


CURRENT ASSETS:
   Cash                                                                                  $      21,029       $     234,044
   Prepaid expenses                                                                              2,611                 490
                                                                                         -------------       -------------
     TOTAL CURRENT ASSETS                                                                       23,640             234,534
                                                                                         -------------       -------------

EQUIPMENT, AT COST LESS ACCUMULATED DEPRECIATION OF $3,007 AND $700 FOR 2003 AND
   2002, RESPECTIVELY                                                                           13,419               7,858
                                                                                         -------------       -------------

OTHER ASSETS:
   Deferred offering costs                                                                      61,120              15,000
   Other assets                                                                                  1,800               1,800
   Investments - long-term                                                                      14,012              34,725
                                                                                         -------------       -------------
                                                                                                76,932              51,525
                                                                                         -------------       -------------


                                                                                         $     113,991       $     293,917
                                                                                         =============       =============


                                           - LIABILITIES AND SHAREHOLDERS' EQUITY -

CURRENT LIABILITIES:
   Accounts payable and accrued expenses                                                 $      33,844       $       6,580
   Payroll taxes withheld                                                                        2,957               3,649
   Due to officer                                                                                   -                  195
                                                                                         -------------       -------------
     TOTAL CURRENT LIABILITIES                                                                  36,801              10,424
                                                                                         -------------       -------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
   Common stock, $.0001 par value; 20,000,000 shares authorized, 5,730,000 and
     5,710,000 shares issued and outstanding in 2003 and 2002, respectively                        573                 571
   Additional paid-in capital                                                                  485,447             465,449
   Deficit accumulated during the development stage                                           (382,414)           (205,619)
   Accumulated other comprehensive income (loss)                                               (26,416)             23,092
                                                                                         --------------      -------------
                                                                                                77,190             283,493
                                                                                         -------------       -------------

                                                                                         $     113,991       $     293,917
                                                                                         =============       =============


                             See accompanying notes.


                          CORPORATE ROAD SHOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS

                                         CUMULATIVE DURING THE
                                           DEVELOPMENT STAGE             NINE MONTHS ENDED
                                           (NOVEMBER 1, 1999     ---------------------------------
                                            TO SEPTEMBER 30,               SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                                                 ---------------------------------  ------------------------------
                                                 2003)                 2003             2002              2002             2001
                                              (UNAUDITED)          (UNAUDITED)      (UNAUDITED)
                                        ----------------         -------------    -------------     -------------    -------------
REVENUES                                $         90,805         $      55,041    $      28,056     $      25,189    $      10,575
                                        ----------------         -------------    -------------     -------------    -------------

COSTS AND EXPENSES:
     Production costs                             13,050                 2,600            5,050             6,900            3,550
     Computer expenses                             4,070                 1,253              569               569            1,228
     Compensation expense                        218,720               110,720           43,500            66,000           30,000
     Advertising and promotion                    42,780                27,332            1,974            14,400            1,048
     Professional fees                           116,498                37,220           53,000            78,450              175
     Other expenses                               78,101                52,711            3,729            21,821            2,605
                                        ----------------         -------------    -------------     -------------    -------------
                                                 473,219               231,836          107,822           188,140           38,606
                                        ----------------         -------------    -------------     -------------    -------------

NET (LOSS)                              $       (382,414)        $    (176,795)   $     (79,766)    $    (162,951)   $     (28,031)
                                        =================        ==============   ==============    ==============   ==============

 (LOSS) PER SHARE:
   Basic and diluted                    $           (.07)        $        (.03)   $        (.02)    $        (.03)   $        (.01)
                                        =================        ==============   ==============    ==============   ==============

   Weighted average number of common
     shares outstanding                        5,346,490             5,727,777        5,284,249         5,336,989        5,200,000
                                        ================         =============    =============     =============    =============


                             See accompanying notes.


                          CORPORATE ROAD SHOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF SHAREHOLDERS' EQUITY
                                                                                DEFICIT
                                                                              ACCUMULATED        ACCUMULATED
                                         COMMON STOCK         ADDITIONAL       DURING THE           OTHER
                                  -------------------------     PAID-IN       DEVELOPMENT       COMPREHENSIVE      SHAREHOLDERS'
                                    NUMBER         AMOUNT       CAPITAL          STAGE             INCOME              EQUITY
                                  -----------    ----------  ------------   ---------------   ----------------   -----------------
At inception,
   November 1, 1999                        -     $       -   $         -    $            -    $             -    $             -

Issuance of common units            5,200,000           520            -                 -                  -                 520

Net loss for period ended
   December 31, 1999                       -             -             -               (623)                -                (623)
                                  -----------    ----------  ------------   ---------------   ----------------   -----------------

BALANCE AT
   DECEMBER 31, 1999                5,200,000           520            -               (623)                -                (103)

Officers' compensation                     -             -         12,000                -                  -              12,000

Net loss for year ended December
   31, 2000                                -             -             -            (14,014)                -             (14,014)
                                  -----------    ----------  ------------   ----------------  ----------------   -----------------

BALANCE AT
   DECEMBER 31, 2000                5,200,000           520        12,000           (14,637)                -              (2,117)

Officers' compensation                     -             -         30,000                -                  -              30,000

Net loss for year ended December
   31, 2001                                -             -             -            (28,031)                -             (28,031)
                                  -----------    ----------  ------------   ----------------  ----------------   -----------------

BALANCE AT
   DECEMBER 31, 2001                5,200,000           520        42,000           (42,668)                -                (148)

Officers' compensation                     -             -         21,000                -                  -              21,000

Compensatory shares                    10,000             1         9,999                -                  -              10,000

Unrealized gain on equity
   securities                              -             -             -                 -              23,092             23,092

Sale of common shares                 500,000            50       392,450                -                  -             392,500

Net loss for year ended December
   31, 2002                                -             -             -           (162,951)                -            (162,951)
                                  -----------    ----------  ------------   ----------------  ----------------   -----------------

BALANCE AT
   DECEMBER 31, 2002                5,710,000           571       465,449          (205,619)            23,092            283,493

Compensatory shares                    20,000             2        19,998                -                  -              20,000

Unrealized loss on equity
   securities                              -             -             -                 -             (49,508)           (49,508)

Net loss for the nine months
   ended September 30, 2003
   (Unaudited)                             -             -             -           (176,795)                -            (176,795)
                                  -----------    ----------  ------------   ----------------  ----------------   -----------------

BALANCE AT
   SEPTEMBER 30, 2003 (Unaudited)   5,730,000    $      573  $    485,447   $      (382,414)  $        (26,416)  $         77,190
                                  ===========    ==========  ============   ================  =================  ================

                             See accompanying notes.

                                                CORPORATE ROAD SHOW.COM, INC.
                                                (A DEVELOPMENT STAGE COMPANY)
                                              STATEMENT OF SHAREHOLDERS' EQUITY


                                                 Cumulative During
                                                  the Development    Nine Months Ended                 Year Ended
                                                       Stage       ------------------------    ------------------------
                                                 (November 1, 1999         September 30,             December 31,
                                                     to June 30,   ------------------------    ------------------------
                                                        2003)         2003          2002          2002          2001
                                                     ----------    ----------    ----------    ----------    ----------
                                                     (Unaudited)   (Unaudited)   (Unaudited)
INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS:

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                        $ (382,414)   $ (176,795)   $  (79,766)   $ (162,951)   $  (28,031)
     Adjustments to reconcile net (loss) to
       net cash provided (used) by operating
       activities:
         Depreciation                                     3,007         2,307             -           700             -
         Officer's compensation                          63,000             -        21,000        21,000        30,000
         Compensatory shares                             30,000        20,000             -        10,000             -
     Changes in assets and liabilities:
       Prepaid expenses                                  (2,611)       (2,121)            -          (490)            -
     Accounts payable and
       accrued expenses                                  33,844        27,264         4,091         6,168           238
       Payroll taxes payable                              2,957          (692)            -         3,649             -
                                                     ----------    ----------    ----------    ----------    ----------

        Net cash provided  (used) by operating
          activities                                   (252,217)     (130,703)      (54,675)     (121,924)        2,207
                                                     ----------    ----------    ----------    ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of equipment                              (16,426)       (7,868)            -        (8,558)            -
       Investments held for sale                        (40,428)      (28,795)      (14,500)      (11,633)            -
     Security deposits                                   (1,800)            -             -        (1,800)            -
                                                     ----------    ----------    ----------    ----------    ----------
        Net cash (used) by investing
          activities                                    (58,654)      (36,663)      (14,500)      (21,991)            -
                                                     ----------    ----------    ----------    ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net repayment of officer's loans                         -          (195)            -             -        (2,073)
     Offering costs                                     (61,120)      (46,120)            -       (15,000)            -
     Sale of equity units                               393,020             -       193,800       392,500             -
                                                     ----------    ----------    ----------    ----------    ----------
        Net cash provided (used) by financing
          activities                                    331,900       (46,315)      193,800       377,500        (2,073)
                                                     ----------    ----------    ----------    ----------    ----------

NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                           21,663      (213,015)      124,625       233,585           134

   Cash and cash equivalents - beginning of
     period                                                   -       234,044           459           459           325
                                                     ----------    ----------    ----------    ----------    ----------

CASH AND CASH EQUIVALENTS - END OF PERIOD            $   21,029    $   21,029    $  125,084    $  234,044    $      459
                                                     ==========    ==========    ==========    ==========    ==========


                             See accompanying notes.

                          CORPORATE ROAD SHOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001
     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND
                               2002 IS UNAUDITED)


NOTE 1 -      DESCRIPTION OF COMPANY:

              Corporate Road Show.Com Inc. (the "Company") was organized in the state of New York on November 1, 1999. The Company is presently an internet-based marketing operation which produces corporate videos available on the worldwide web via its website. The website serves as a portal for companies to showcase their products and market their goods and services to the business and financial communities. The Company has the capabilities to offer clients custom made "live" and "on demand" video and audio productions by writing, shooting, editing and prepping in-house as well as hosting such presentations on its website.

              The Company is considered as being in the development stage, since its inception, in accordance with Statement of Financial Accounting Standards No. 7 ("SFAS 7"), and its fiscal year end is December 31. As shown in the accompanying financial statements, the Company has generated minimal revenues to date, and incurred cumulative losses of $382,414 through September 30, 2003.


NOTE 2 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

              The Company's accounting policies are in accordance with accounting principles generally accepted in the United States of America. Outlined below are those policies considered particularly significant.

         (A)  USE OF ESTIMATES:

              In preparing financial statements in accordance with accounting principles generally accepted in the United States of America, management makes certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

         (B)  STATEMENTS OF CASH FLOWS:

              For purposes of the statements of cash flows the Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

         (C)  FAIR VALUE:

              The Company's financial instruments currently consists of cash and cash equivalents, accounts payable and debt obligations. The recorded values of cash and cash equivalents and accounts payable approximate their fair values based on their short-term nature. The recorded values of debt obligations approximate their fair values, as interest approximates market rates.

         (D)  FIXED ASSETS:

              Fixed assets are recorded at cost. Depreciation and amortization are provided on a straight-line basis over 5 years.

                          CORPORATE ROAD SHOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001
     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND
                               2002 IS UNAUDITED)


NOTE 2 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

         (E)  DEFERRED OFFERING COSTS:

              The Company, in connection with a proposed offering ("the Offering") of its securities, has incurred certain costs which have been deferred and which will be charged against the proceeds upon completion of the Offering or charged to expense in the event the Offering is not completed.

         (F)  REVENUE RECOGNITION:

              The Company recognizes revenue at the time that all services have been substantially completed. The Company has received equity securities in certain entities as payments for services provided for these entities. Some of these entities are privately owned, newly formed and have no operating history. Since there is no assurance that these securities are marketable, the Company has not recognized any revenue upon receipt. Revenue will be recorded at the time the securities are determined to have a monetary value. The Company also receives restricted securities in publicly traded entities. In such instances, revenue is recorded with a discount of 75% from the market value at the time of receipt. At the time that such securities are sold in the public market, the Company recognizes any resulting gain and/or loss.

         (G)  INCOME TAXES:

              The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry forwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

         (H)  LOSS PER COMMON SHARE:

              Loss per common share was calculated by dividing the net loss by the weighted average number of shares outstanding for each period presented.

         (I)  INVESTMENTS/STATEMENT OF COMPREHENSIVE INCOME:

              Investments in debt and equity securities are classified as available-for-sale, held-to-maturity or as part of a trading portfolio in accordance with the provisions of SFAS 115. As of December 31, 2002 and 2001, the Company had no significant investments in securities classified as either held-to-maturity or trading. Securities classified as available-for-sale are carried at fair value and their unrealized gains and losses, net of tax, are reported as accumulated other comprehensive income (loss) as a separate component of shareholders' equity until realized.

              Other comprehensive income items under SFAS 130 are transactions recorded in shareholders' equity during the year, excluding net income and transactions with shareholders.

                          CORPORATE ROAD SHOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001
     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND
                               2002 IS UNAUDITED)


NOTE 3 -      DUE TO OFFICER:

              The Company had received non-interest bearing advances from its officer/major shareholder in order to fund its operations. As of December 31, 2002 and 2001, such advances aggregated $195. The Company repaid this advance in 2003.


NOTE 4 -      SHAREHOLDERS' EQUITY:

              In 1999, subsequent to inception, the Company issued 5,200,000 shares of its common stock for $520.

              During 2002, the Company issued 500,000 shares of common stock at a per share price of $1.00, receiving $392,500 in net cash proceeds. The Company also issued 10,000 shares of common stock in lieu of payment of professional fees aggregating $10,000.

              In 2003 the Company issued 20,000 shares of common stock in lieu of payment of consulting fees aggregating $20,000.


NOTE 5 -      INCOME TAXES:

                                                                                      SEPTEMBER 30, 2003       December 31, 2002
                                                                                    -----------------------  ---------------------
                                                                                          (UNAUDITED)
              Deferred tax assets and liabilities consist of the following:

              DEFERRED TAX ASSETS:
                       Net operating loss carry forwards                            $       106,000          $        47,745
                       Less valuation allowance                                            (106,000)                 (47,745)
                                                                                    ----------------         ----------------
                                                                                    $            -           $            -
                                                                                    ================         ================

              No provision for Federal and state income taxes has been recorded since the Company has incurred losses since inception. Deferred tax assets at December 31, 2002 consist primarily of the tax effect of the net operating losses that expire in years beginning in 2011 and which amounts to approximately $133,000 at December 31, 2002 (approximately $300,000 at September 30, 2003). The Company has provided a 100% valuation allowance on the deferred tax assets at December 31, 2002 (and September 30, 2003) to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance periodically and make adjustments as warranted.


NOTE 6 -      COMMITMENTS:

              LEASE:

              Effective December 1, 2002 the Company entered into a lease for office space and ancillary services. This lease requires monthly payments of $1,250 and has an initial term of 12 months.

                          CORPORATE ROAD SHOW.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001
     (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND
                               2002 IS UNAUDITED)


NOTE 6 -      COMMITMENTS (CONTINUED):

              EMPLOYMENT AGREEMENTS:

              On January 1, 2003 the Company entered into an Employment Agreement with its Chief Executive Officer and Chairman of the Board, for a term of two (2) years commencing on such date, providing for an annual salary of $90,000. In addition to his annual salary, this officer has the right to participate in any share option plan, share purchase plan, retirement plan or similar plan offer by the Company, to the extent authorized by the Board.


NOTE 7 -      PROPOSED PUBLIC OFFERING:

              The Company is currently preparing a registration statement for an initial public offering of its common stock. The Company intends to offer 2,500,000 shares of common stock, at $1.00 per share, which includes 500,000 shares of common stock offered by a selling stockholder. The Company will not receive any proceeds from the sale of the shares of common stock being offered by the selling shareholder.

              The shares of Company common stock will be offered and sold on a self-underwritten basis by using Company officers, directors, participating licensed broker-dealers or in private transactions.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 24.  Indemnification of Directors.

         CRS's Certificate of Incorporation permits indemnification to the fullest extent permitted by New York law. CRS's by-laws require CRS to indemnify any person who was or is an authorized representative of CRS, and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of CRS, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of CRS and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. CRS shall also indemnify any person who was or is an authorized representative of CRS and who was or is a party or is threatened to be made a party to any corporate proceeding by reason of the fact that such person was or is an authorized representative of CRS, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of CRS, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to CRS unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which any court shall deem proper. Such indemnification is mandatory under CRS's by-laws as to expenses actually and reasonably incurred to the extent that an authorized representative of CRS has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the shareholders. CRS currently does not maintain a directors and officers liability insurance policy.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling CRS pursuant to the foregoing provisions, CRS has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

         The estimated expenses of the distribution, all of which are to be borne by us, are as follows. All amounts are estimates except the Securities and Exchange Commission registration fee:

         Registration Fee..............................      $       230
         Printing and Engraving Expenses...............      $     5,000
         Accounting Fees and Expenses..................      $    25,000
         Legal Fees and Expenses.......................      $    60,000
         Transfer Agent's Fees and Expenses............      $     1,500
         Miscellaneous.................................      $     8,270
                                     Total.............      $   100,000

Item 26.  Recent Sale of Unregistered Securities.

         Set forth below is information regarding the issuance and sales of CRS' common stock without registration during the last three (3) years. No such sales involved the use of an underwriter.

1. On November 1, 1999, we were incorporated pursuant to the New York Business Corporation Law. Upon our incorporation 5,000,000 shares were issued to our founding shareholder for consideration of $500 and 200,000 shares were issued to his wife for consideration of $20. This transaction by us did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

2. In June 2002, we issued 250,000 shares of common stock to Eli Weinstein, an accredited investor, for consideration of $250,000. In October 2002 we issued 250,000 shares of common stock to Mr. Weinstein for $250,000. We were introduced to Mr. Weinstein by Five Flags, Inc. As a result of Mr. Weinstein's investment in our Company, we agreed to pay a finder's fee to Five Flags, Inc. of $100,000. Five Flags, Inc., a consultant to CRS, is not a registered broker-dealer. These issuances of shares of common stock to Mr. Weinstein by us did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

3. In November 2002 we issued 10,000 shares of common stock to David Kagel as consideration for services rendered. Mr. Kagel assisted us in the preparation of the June 1, 2002 private placement memorandum. We valued his services at $10,000. Such offering was exempt from the registration requirement under the Securities Act pursuant to Section 4(2) thereof. Mr. Kagel is an accredited investor. This transaction did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

4. In February of 2003 we issued 20,000 shares, valued at $20,000 to Benjamin Lapin as part of a finder's fee arrangement we had with Mr. Lapin, a non-accredited individual. Mr. Lapin introduced us to Dynamic Distribution Corp. which resulted in an agreement with Dynamic but no realization of revenue to date. Dynamic Distribution Corp. is not a registered broker-dealer. Mr. Lapin, in addition to having access to the books and records of CRS as well as ample access to our management, was considered sophisticated enough pursuant to Registration D of the Securities Act to understand the risks of an investment in our company. As he had such knowledge and experience in financial and business matters that he was in a position to evaluate such risks. This transaction did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

ITEM 26.  EXHIBITS



       EXHIBIT NO.                       DESCRIPTION
       -----------                       -----------

         3.1      Certificate of Incorporation of the Registrant*
         3.2      By-laws of the Registrant*
         4.1      Specimen Common Stock Certificate*
         5.1      Opinion of Spitzer & Feldman P.C. with respect to the validity of the shares*
         10.1     American Express Agreement*
         10.2     HQ Lease*
         10.3     2003 Omnibus Stock Option Agreement, dated February 14, 2003*
         10.4     Form of Subscription Agreement
         10.5     Ferraro Employment Agreement*
         10.6     Dynamic Distribution Corp. Agreement, dated February 11, 2003*
         10.7     Overture Services, Inc. Agreement*
         10.8     Five Flags, Inc. Agreement
         23.1     Consent of Lazar, Levine & Felix LLP
         23.2     Consent of Spitzer & Feldman P.C. (included in Exhibit 5.1)*

     * Previously filed.

Item 27.  Undertakings.

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement or most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), Section 230.424(b) of Regulation S-B, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any additional or changed material
                        information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on November 24, 2003.



                       CORPORATE ROAD SHOW.COM INC.
New York, New York
November 24, 2003

                       By: /s/ Frank Ferraro
                            --------------------------------
                            Frank Ferraro
                            Chairman, Principal Financial Officer,
                            Chief Accounting Officer and Chief Executive Officer